                                                                EXHIBIT(a)(1)(i)

                          Offer to Purchase for Cash
                    All Outstanding Shares of Common Stock

                                      of

                             Pitt-Des Moines, Inc.

                                      at

                             $33.90 Net Per Share

                                      by

                         Ironbridge Acquisition Corp.
                         a wholly-owned subsidiary of
                            Ironbridge Holding LLC

                               -----------------

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, MARCH 7, 2002, UNLESS THE OFFER IS EXTENDED.

                               -----------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK OF PITT-DES MOINES, INC. (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES OWNED BY IRONBRIDGE HOLDING LLC ("PARENT") AND IRONBRIDGE ACQUISITION CORP. ("PURCHASER"), IF ANY, CONSTITUTES MORE THAN 80% OF ALL SHARES OF THE COMPANY OUTSTANDING (THE "MINIMUM CONDITION") AND (II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE ASSET PURCHASE AGREEMENT (AS DEFINED BELOW). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.

   THE OFFER IS BEING MADE IN CONNECTION WITH THE MERGER AGREEMENT, DATED AS OF FEBRUARY 1, 2002, BY AND AMONG THE COMPANY, PARENT AND PURCHASER (THE "MERGER AGREEMENT"). THE COMPANY HAS ADVISED PARENT THAT THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER, HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

                               -----------------

                                   IMPORTANT

   Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal and any other required documents to the Paying Agent (as defined herein), and either deliver the certificates evidencing the tendered Shares and any other required documents to the Paying Agent or tender such Shares pursuant to the procedure for book-entry transfer set forth in
Section 3, or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transfer for such shareholder. Shareholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

   A shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

   Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, or from brokers, dealers, commercial banks or trust companies.

                     The Dealer Manager for the Offer is:
                    [LOGO] Georgeson Shareholder Securities
                          17 State Street, 10th Floor
                           New York, New York 10004

February 7, 2002

                              Summary Term Sheet

Who is offering to
  purchase my stock?........  This offer is being made by Ironbridge
                              Acquisition Corp., a Pennsylvania corporation wholly-owned by Ironbridge Holding LLC, a Delaware limited liability company. Ironbridge Holding LLC is managed by Ironbridge Holding Corp. Both Ironbridge Holding LLC and Ironbridge Holding Corp. are wholly-owned by The 2001 Haber Family Trust. James Haber is the grantor of The 2001 Haber Family Trust and a principal of each of Ironbridge Acquisition Corp., Ironbridge Holding LLC and Ironbridge Holding Corp.

How many shares and what
  class of stock is
  Ironbridge seeking to
  purchase?.................  Ironbridge is offering to purchase all of the outstanding shares of common stock, no par value per share, of Pitt-Des Moines, Inc., a Pennsylvania corporation, pursuant to a merger agreement among Ironbridge, its parent, and Pitt-Des Moines.

How much is Ironbridge
  offering to pay and what
  is the form of payment?...  $33.90 net per share; cash.

How will Ironbridge pay for
  the shares of common stock? Ironbridge has obtained financing in the form of a loan for the entire amount of consideration being paid to shareholders of Pitt-Des Moines pursuant to the tender offer.

How long do I have to tender
  my shares of common stock?  Unless the tender offer is extended as set forth below, you have until 12:00 Midnight, New York City time, on Thursday, March 7, 2002, to tender your shares in the tender offer.

Can the period when I can
  tender my shares be
  extended?.................  The period of time during which you may tender your shares in the tender offer may be extended by Ironbridge if the conditions to the tender offer specified below are not satisfied by the expiration date of the tender offer, unless the merger agreement relating to the tender offer is terminated as a consequence of such delays or otherwise. Ironbridge will not extend the tender offer beyond March 29, 2002.

How will I be notified if
  Ironbridge extends the
  tender offer?.............  If the tender offer period is extended, the paying agent and the information agent for the tender offer will be notified and a public announcement will be made not later than 9:00 a.m., New York City time, on the next business day after the day on which the tender offer was scheduled to expire. Any announcement of an extension of the tender offer will include a statement of the approximate percentage of shares of Pitt-Des Moines that have been tendered as of the date of the extension.

Are there any conditions to
  the tender offer?.........  Ironbridge's obligation to purchase your shares in the tender offer is subject to the following conditions:

                              . at least 80% of the outstanding shares of
                                Pitt-Des Moines must be validly tendered in the tender offer;

                              . any applicable waiting period under the
                                Hart-Scott-Rodino Antitrust Improvements Act of 1976 must have expired or been terminated;

                              . no action shall have been taken and no
                                injunction shall have been issued by any court or agency (and no law shall be in effect) that would:

                                . make the tender offer or the related merger
                                  illegal;

                                . materially limit Ironbridge's ownership or
                                  operation of the business or assets of
                                  Pitt-Des Moines;

                                . impose limitations on Ironbridge's ability to
                                  exercise all rights of ownership of any
                                  shares of common stock of Pitt-Des Moines; or

                                . otherwise have a material adverse effect on
                                  Pitt-Des Moines;

                              . no changes (other than those arising in the
                                ordinary course of business, arising out of changes in economic or regulatory conditions or arising out of changes affecting the markets in which Pitt-Des Moines operates) shall have occurred that would have a material adverse effect on Pitt-Des Moines;

                              . the net assets of Pitt-Des Moines (determined
                                by Ironbridge using certain agreed
                                methodologies) must be valued at at least
                                $257 million;

                              . none of the representations or warranties made
                                by Pitt-Des Moines in the merger agreement shall be materially untrue or incorrect, subject to certain qualifications and limitations;

                              . Pitt-Des Moines' Board of Directors shall not
                                have withdrawn, modified or amended in any respect adverse to Ironbridge its recommendation of the tender offer;

                              . Pitt-Des Moines shall have performed in all
                                material respects its obligations under the merger agreement and the escrow agreement referred to in the merger agreement;

                              . the agreement pursuant to which the surviving
                                corporation in the merger described below will sell certain assets of Pitt-Des Moines shall not have been terminated and each party to that agreement shall have performed in all material respects its obligations under that agreement;

                              . all of the conditions precedent to the
                                transactions described in the agreements relating to the sale of certain of Pitt-Des Moines' assets shall have been satisfied or waived and the deliveries required to be made pursuant to those agreements shall have been made, all of which must be confirmed in certificates delivered by the relevant parties;

                              . the escrow agreement referred to in the merger
                                agreement shall not have been terminated;

                              . Pitt-Des Moines and Ironbridge shall not have
                                agreed to terminate the tender offer or
                                postpone acceptance for payment of tendered shares;

                              . Ironbridge shall have received a legal opinion
                                from counsel to Pitt-Des Moines with respect to the effectiveness of the merger under Pennsylvania law, subject to certain assumptions; and

                              . no bankruptcy or similar insolvency proceedings
                                shall have been instituted by or against Pitt-Des Moines, its subsidiary, PDM Bridge Corp., or the proposed buyer of certain assets of Pitt-Des Moines and PDM Bridge.

How do I tender my shares of
  common stock?.............  If you wish to tender all or any portion of your shares in the tender offer, you must either comply with the following steps 1 through 3 or ask your broker, dealer, commercial bank, trust company or other nominee to effect the transfer on your behalf. (If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your shares that are so registered.)

                              If you do not tender your shares through a broker, dealer, commercial bank, trust company or other nominee, you must:

                               1. complete and sign the Letter of Transmittal
                                  that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal;

                               2. mail or deliver the Letter of Transmittal and
                                  any other required documents to the paying agent for the tender offer at the address set forth on the back page of this Offer to Purchase; and

                               3. either deliver the certificates evidencing
                                  your tendered shares and any other required documents to the paying agent for the tender offer or tender your shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase.

                              If the certificates evidencing your shares are not immediately available, or you cannot comply with the procedure for book-entry transfer on a timely basis, you may tender your shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase. Questions and requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

Once I have tendered shares
  of common stock in the
  tender offer, can I
  withdraw my tender?.......  If you decide that you do not want to participate in the tender offer after you have already tendered your shares, you may withdraw from the tender offer at any time prior to 12:00 Midnight, New York City time, on Thursday, March 7, 2002 (or, if the tender offer is extended, the expiration date of the tender offer as so extended), or, unless your shares have already been accepted for payment by Ironbridge, at any time subsequent to April 8, 2002.

                              You may withdraw your previously tendered shares from the tender offer by sending a written notice of withdrawal (by telegraph, telex or fax) to the paying agent for the tender offer at one of its addresses or fax numbers set forth on the back cover of this Offer to Purchase.

                              Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder, if different from yours.

                              Withdrawals of shares may not be rescinded. If you properly withdraw your shares, they will be deemed not to have been validly tendered for purposes of the tender offer. You may, however, re-tender your shares at any time prior to the expiration date of the tender offer set forth above.

                              For more information about the procedures for withdrawing from the tender offer, you should review Section 4 of this Offer to Purchase.

Has the Board of Directors
  of Pitt-Des Moines adopted
  a position on the tender
  offer?....................  The Board of Directors of Pitt-Des Moines has
                              approved the tender offer. The Board has determined that the tender offer is fair to you, and in your best interests as a shareholder of Pitt-Des Moines. The Board recommends that you accept the offer and tender your shares in the tender offer.

What will Ironbridge do if
  it does not succeed in
  acquiring all of the
  outstanding shares of
  common stock that it seeks
  in the tender offer?......  Ironbridge will not be obligated to purchase shares in the tender offer unless at least 80% of all of the outstanding shares of Pitt-Des Moines are tendered in the tender offer. If, however, this condition and the other conditions of the tender offer set forth above are satisfied, Ironbridge will immediately merge with and into Pitt-Des Moines pursuant to the "short-form" merger provisions of Section 1924 of the Pennsylvania Business Corporation Law. If the conditions to the tender offer are satisfied and Ironbridge acquires 80% or more of the Shares pursuant to the Offer, Ironbridge and the Company will be able to effect the merger without a vote of the shareholders of the Company.

If I decide not to tender,
  how will the offer affect
  my rights as a shareholder? If you decide not to tender your shares in the tender offer and the merger is effected, your rights as a shareholder of Pitt-Des Moines will be limited to:

                              . the right to receive a cash payment equal to
                                the price per share being paid in the tender offer; or

                              . the right to dissent under the provisions of
                                the Pennsylvania Business Corporation Law.

                              If you elect to dissent and you comply with the provisions of the Pennsylvania Business Corporation Law relating to dissenters' rights, your shares, at the effective time of the merger, will not entitle you to receive the per share amount being paid by Ironbridge in the tender offer as set forth above. You will instead be entitled to receive either the amount that the surviving corporation determines to be the fair value of your shares or, if you disagree with that valuation, whatever consideration may be determined to be due to you by a court pursuant to the applicable provision of the Pennsylvania Business Corporation Law. Your right to seek an appraisal under Pennsylvania law will be forfeited if you do not comply with the requirements of the Pennsylvania Business Corporation Law relating to the exercise of dissenters' rights.

What is the market value
  of shares of Pitt-Des
  Moines as of a recent date? On January 31, 2002, the last full trading day prior to announcement of the tender offer, the closing sale price per share of common stock of Pitt-Des Moines reported on the American Stock Exchange was $31.60. On February 6, 2002, the last full trading day before commencement of the tender offer, the closing sale price per share reported on the American Stock Exchange was $33.44.

If Ironbridge succeeds in
  acquiring all of the
  outstanding shares of
  common stock it seeks in
  the tender offer, what are
  its plans for Pitt-Des
  Moines?...................  Immediately after the consummation of the tender offer and the related merger, Ironbridge intends to cause the surviving corporation to sell the assets of Pitt-Des Moines that constitute the Bridge Division of Pitt-Des Moines' business to Steel Bridges, LLC, an affiliate of Kirtland Capital Partners, for a purchase price of not less than $98.5 million, subject to certain adjustments. See "Closing/Escrow Procedures" in
                              Section 12.

                              Ironbridge expects to use the proceeds of that sale and other cash of Pitt-Des Moines to repay the indebtedness incurred by Ironbridge to finance the tender offer.

                              Subsequent to that transaction, the remaining assets of Pitt-Des Moines will consist of cash and its interests in several parcels of real property and other miscellaneous assets.

                              If, after the sale of assets to Steel Bridges LLC, the surviving corporation in the merger is not able to satisfy all claims of creditors of Pitt-Des Moines, it is possible that the creditors will bring claims against the current shareholders of Pitt-Des Moines asserting that the shareholders are liable for the obligations of the Company. If any such claims were to be made and be successful, the net proceeds that you would receive from the tender offer would be significantly reduced, but your potential liability would likely be limited to the amount of cash that you received in the tender offer, plus any allowable interest charge. See Section 5, "Certain Federal Income Tax Consequences; Liability of Shareholders to Creditors of the Company."

Who can I talk to if I
  have questions?...........  Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below:

                               The Information Agent for the tender offer is:

                                  Georgeson Shareholder Communications Inc.
                                         17 State Street, 10th Floor
                                          New York, New York 10004
                                    Banks & Brokers Call: (212) 440-9800
                                  All Others Call Toll-Free: (866) 468-0553

                                 The Dealer Manager for the tender offer is:

                                Georgeson Shareholder Securities Corporation
                                         17 State Street, 10th Floor
                                          New York, New York 10004
                                               (212) 440-9800
                                               (800) 445-1790

                              You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the tender offer.

                               TABLE OF CONTENTS

                                                                           Page

INTRODUCTION..............................................................................  1

THE TENDER OFFER..........................................................................  3
    1.   Terms of the Offer; Expiration Date..............................................  3
    2.   Acceptance for Payment and Payment for Shares....................................  4
    3.   Procedures for Accepting the Offer and for Tendering Shares......................  5
    4.   Withdrawal Rights................................................................  8
    5.   Certain Federal Income Tax Consequences; Liability of Shareholders to
           Creditors of the Company.......................................................  9
    6.   Price Range of Shares; Dividends................................................. 10
    7.   Certain Information Concerning the Company....................................... 11
    8.   Certain Information Concerning the Offerors...................................... 16
    9.   Source and Amount of Funds....................................................... 17
   10.   Background of the Offer; Contacts with the Company............................... 21
   11.   The Merger Agreement and the Plan of Merger...................................... 23
   12.   Purpose Of The Offer; The Merger; Plans For The Company.......................... 36
   13.   Dividends and Distributions...................................................... 47
   14.   Effect of the Offer on the Market for the Shares, American Stock Exchange Listing
           and Exchange Act Registration.................................................. 47
   15.   Certain Conditions of the Offer.................................................. 49
   16.   Certain Legal Matters And Regulatory Approvals................................... 50
   17.   Fees And Expenses................................................................ 54
   18.   Miscellaneous.................................................................... 54

Exhibit A................................................................................. 55

SCHEDULE I................................................................................ 61

To the Holders of Common Stock of
  Pitt-Des Moines, Inc.:

                                 INTRODUCTION

   Ironbridge Acquisition Corp., a Pennsylvania corporation, Ironbridge Holding LLC, a Delaware limited liability company and the sole shareholder of Ironbridge Acquisition Corp. ("Parent"), Ironbridge Holding Corp., a Delaware corporation and the manager of Parent ("Manager"), The 2001 Haber Family Trust, a Wyoming trust that is the sole shareholder of Manager and the sole member of Parent (the "Trust"), and James Haber hereby offer to purchase all of the outstanding shares (the "Shares") of Common Stock, no par value per share (the "Common Stock"), of Pitt-Des Moines, Inc., a Pennsylvania corporation (the "Company") at a purchase price of $33.90 per Share (the "Per Share Amount"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Ironbridge Acquisition Corp., Parent, Manager, the Trust and James Haber are collectively referred to herein as the "Offerors"; Ironbridge Acquisition Corp. is referred to herein as "Purchaser."

   Tendering shareholders who have Shares registered in their own name and who tender directly to the Paying Agent (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses of Georgeson Shareholder Securities Corporation ("Georgeson") which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), Mellon Investor Services LLC, which is acting as Paying Agent for the Offer (in such capacity, the "Paying Agent"), and Georgeson Shareholder Communications Inc., which is acting as the Information Agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 17.

   THE COMPANY HAS ADVISED PARENT THAT THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS") HAS APPROVED THE OFFER, HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS AND RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   The Offer is conditioned upon, among other things (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1) that number of Shares which, together with the Shares owned by Parent and Purchaser, if any, constitutes 80% or more of all Shares of the Company outstanding (the "Minimum Condition") and (ii) the expiration or termination of any and all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement (each as defined below). The Offer is also subject to other terms and conditions. See Sections 1 and 15. If Purchaser purchases at least that number of Shares needed to satisfy the Minimum Condition, Purchaser and the Company will be able to effect the Merger (defined below) without a vote of the shareholders of the Company. See Section 12.

   The Offer is being made pursuant to a Merger Agreement, dated as of February 1, 2002 (the "Merger Agreement"), among Parent, Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Plan of Merger attached as an exhibit to the Merger Agreement (the "Plan of Merger") and the Pennsylvania Business Corporation Law of 1988 (the "BCL"), Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and become a wholly-owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease. See Section 12.

   At the effective time of the Merger (which will be such time as articles of merger are filed with the Department of State of the Commonwealth of Pennsylvania as described under the heading "The Plan of Merger" in Section 11 below), each Share issued and outstanding immediately prior to such effective time (other than Shares held in the treasury of the Company or each Share, if any, owned by Parent, Purchaser or any other direct or indirect subsidiary of Parent or of the Company, which shall be canceled, and other than Shares, if any, held by shareholders who have properly exercised rights under Subchapter 15D of the BCL (collectively, "Dissenting Shares")), will be canceled, extinguished and converted into the right to receive $33.90 in cash (the "Merger Consideration"), payable to the holder thereof, without interest thereon, upon surrender of the certificate formerly representing such Share, less any required withholding taxes.

   The Company has represented to Parent that as of January 30, 2002, 8,946,468 shares of Common Stock were issued, of which 7,618,670 shares were outstanding, and 1,327,798 shares were held in treasury. In addition, as of January 30, 2002, 783,800 shares were reserved for issuance upon the exercise of outstanding stock options. Based upon the foregoing and assuming that none of the 783,800 shares reserved for issuance upon the exercise of outstanding stock options is issued, if Purchaser acquires at least 6,094,936 Shares in the Offer, the Minimum Condition will be satisfied. Accordingly, Purchaser and the Company will be able to effect the Merger without a vote of the shareholders of the Company.

   The Merger Agreement and the Plan of Merger are more fully described in
Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Plan of Merger are described in Section 5.

   THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

   1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, March 7, 2002, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The Expiration Date will in no event be later than March 29, 2002.

   The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and certain other conditions. The Merger Agreement and the Offer may be terminated by Purchaser and Parent if certain events occur. The Offer is also subject to other terms and conditions. See Section 15. Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), Purchaser reserves the right, in its sole discretion, to waive any or all conditions to the Offer (other than the Minimum Condition) and to make any other changes in the terms and conditions of the Offer. Subject to the provisions of the Merger Agreement, including the provisions of the Merger Agreement set forth in the next paragraph, and the applicable rules and regulations of the Commission, if by the Expiration Date any or all of such conditions to the Offer have not been satisfied, Purchaser reserves the right (but shall not be obligated) to
(i) terminate the Offer and return all tendered Shares to tendering shareholders, (ii) waive such unsatisfied conditions (other than the Minimum Condition) and purchase all Shares validly tendered or (iii) extend the Offer and, subject to the terms of the Offer (including the rights of shareholders to withdraw their Shares), retain the Shares which have been tendered, until the termination of the Offer, as extended.

   Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time prior to the Expiration Date, and regardless of whether any of the events set forth in Section 15 shall have occurred, to (i) waive any condition to the Offer (other than the Minimum Condition), (ii) increase the Per Share Amount payable in the Offer, and (iii) make any other changes in the terms and conditions of the Offer by giving oral or written notice of such amendment to the Paying Agent. Under the terms of the Merger Agreement, however, Purchaser may not make any change that would (i) decrease the Per Share Amount payable in the Offer, (ii) reduce the maximum number of Shares to be purchased in the Offer, (iii) impose conditions to the Offer in addition to those set forth in Section 15, (iv) amend or change the terms and conditions of the Offer in any manner materially adverse to the holders of Shares (other than Parent and its subsidiaries), or (v) change or waive the Minimum Condition. Purchaser shall have no obligation to pay interest on the Per Share Amount of tendered Shares. The rights reserved by Purchaser in this paragraph are in addition to Purchaser's rights to terminate the Offer as described in Section 15.

   Subject to the terms and conditions of the Merger Agreement, the Offer will remain open until the Expiration Date. However, the Merger Agreement provides that Purchaser may, without the consent of the Company, (and shall at the request of the Company) (i) from time to time extend the Offer (each such individual extension not to exceed ten (10) business days after the previously scheduled Expiration Date), if at the scheduled Expiration Date any of the conditions of the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by the Merger Agreement; or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer. In no event, however, will the Offer be extended beyond March 29, 2002. Consistent with the foregoing, Purchaser reserves the right to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Paying Agent and by making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares.

   Any extension, delay, termination, waiver or amendment of the Offer will be followed (as promptly as practicable) by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Any such announcement will include a statement of the approximate percentage of the outstanding Shares that have been tendered as of the date of such announcement. Without limiting the manner in which Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require that material changes be promptly disseminated to holders of Shares), Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by notifying the Paying Agent and the Information Agent and issuing a release to the Dow Jones News Service.

   If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer material and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the date of such change is generally required to allow for adequate dissemination to shareholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

   The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares whose names appear on the Company's shareholder list and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

   2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn promptly after the later to occur of (i) the Expiration Date or (ii) the satisfaction or waiver of the condition of the Offer set forth in Section 15 relating to the expiration or termination of any waiting period under the HSR Act applicable to the consummation of the transactions contemplated by the Merger Agreement and by the Asset Purchase Agreement described in Section 12 below. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act. See
Section 16.

   In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Paying Agent of (i) certificates evidencing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Paying Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

   The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Paying Agent and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Paying Agent of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Per Share Amount therefor with the Paying Agent, which will also act as Paying Agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest on the Per Share Amount be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment. Upon deposit of funds with the Paying Agent for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment is satisfied, and tendering shareholders must thereafter look solely to the Paying Agent for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

   If, for any reason whatsoever, the Expiration Date of the Offer is extended or acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to Purchaser's rights set forth herein, the Paying Agent may nevertheless, on behalf of Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn, except to the extent that the tendering shareholder is entitled to and duly exercises withdrawal rights as described in Section 4.

   If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Paying Agent's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained for or on behalf of the tendering shareholder at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

   Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

   If, prior to the Expiration Date, Purchaser increases the Per Share Amount, such increased consideration will be paid to all shareholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increased consideration.

   3.  Procedures for Accepting the Offer and for Tendering Shares.

   Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures set forth below, and either (i) Share Certificates evidencing tendered Shares must be received by the Paying Agent at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry
Confirmation must be received by the Paying Agent, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

   Book-Entry Transfer. The Paying Agent will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Paying Agent's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must, in any case, be received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below.

   DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE PAYING AGENT.

   THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE PAYING AGENT (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

   Signature Guarantees. Signatures on Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

   If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or Share Certificates not accepted for payment or not tendered are to be returned, to a person other than the registered holder, the Share Certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name of the registered holder appears on such certificates, with the signatures on such certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 of the Letter of Transmittal.

   If Share Certificates are forwarded separately to the Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

   Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates evidencing such Shares are not immediately available, or such shareholder cannot deliver the Share Certificates and all other required documents to reach the Paying Agent on or prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

      (i) such tender is made by or through an Eligible Institution;

      (ii) a properly completed and duly executed Notice of Guaranteed Delivery (substantially in the form attached as Exhibit (a)(1)(iii) to the Schedule TO to which this Offer to Purchase relates (the "Schedule TO")), is received by the Paying Agent as provided below prior to the Expiration Date; and

      (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Paying Agent within three American Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

   The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution and a representation that the shareholder owns the Shares tendered within the meaning of, and that the tender of the Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in such Notice of Guaranteed Delivery.

   Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Paying Agent of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering shareholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Paying Agent's account at the Book-Entry Transfer Facility.

   Appointment as Proxy. By executing the Letter of Transmittal as set forth above, a tendering shareholder irrevocably appoints Purchaser or its designees and each of them as such shareholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such shareholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed by such shareholder (and, if given or executed, will not be deemed effective with respect thereto). The designees of Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's shareholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of shareholders.

   Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than the Minimum Condition) or any defect or irregularity in any tender of Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

   Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Paying Agent may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Paying Agent with such shareholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Paying Agent). Certain shareholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign shareholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Paying Agent, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

   Other Requirements. Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation and warranty that (i) the shareholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4 under the Exchange Act, (ii) the shareholder has the full power and authority to tender, sell, assign and transfer the tendered Shares (and any other Shares or other securities issued or issuable in respect of such Shares on or after February 7, 2002) and (iii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

   4. Withdrawal Rights. Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 8, 2002. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Paying Agent may nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer. Any such delay in acceptance for payment will be accompanied by an extension of the Offer to the extent required by law.

   For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Paying Agent, then prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Paying Agent and the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of an Eligible

Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Paying Agent by any method of delivery described in the first sentence of this paragraph.

   All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent, any of their affiliates or assigns, the Dealer Manager, the Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

   Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

   5. Certain Federal Income Tax Consequences; Liability of Shareholders to Creditors of the Company. The summary of tax consequences set forth below is based on the law in effect as of the date hereof. The tax treatment of each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, shareholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. All shareholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local or foreign income and other tax laws and changes in such tax laws.

   The receipt of cash pursuant to the Offer or the Merger (including any cash received pursuant to the exercise of dissenters' rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for federal income tax purposes, a tendering shareholder will recognize gain or loss in an amount equal to the difference between the cash received by the shareholder pursuant to the Offer or the Merger and the shareholder's adjusted tax basis in the Shares tendered by the shareholder and purchased pursuant to the Offer or the Merger. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the shareholder, and a long-term capital gain or loss if the shareholder's holding period is more than one year as of the date Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. Under present U.S. federal law, long-term capital gains are generally taxable at a maximum rate of 20% for individuals and 35% for corporations. There are limitations on the deductibility of capital losses.

   As discussed in detail in Section 9 below, the Per Share Amount to be paid to tendering shareholders in the Offer and the consideration paid to shareholders in the Merger will be funded entirely through a loan to Purchaser that will be secured by a perfected security interest in all of Purchaser's right, title and interest in and to the proceeds of certain transactions described under "Plans for the Company" in Section 12 below, as well as in and to the agreements governing such transactions. In these transactions, certain assets of the Company will be sold to a third party purchaser. Parent and Purchaser anticipate that the loan obtained to finance the Offer and the Merger will be repaid, in part, with the proceeds of this sale of the Company's assets.

   Pursuant to the BCL, claims of the Company's creditors, including claims of taxing authorities, are not extinguished by the Merger and, accordingly, the Surviving Corporation will be liable for the claims of creditors of both Purchaser and the Company existing immediately prior to the Merger in addition to those of the Surviving Corporation resulting from consummation of the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement. To the extent that the Surviving Corporation is not able to discharge all claims of creditors existing at the Effective Date or thereafter (to the extent there is any creditor at such time), it is possible that creditors (including the taxing authorities) or a representative of such creditors, including the Surviving Corporation as a debtor in possession or trustee in bankruptcy of the Surviving Corporation, may seek to bring claims against persons who were shareholders of the Company immediately prior to the Effective Date of the Merger asserting that such shareholders are subject to transferee liability (i.e., that such shareholders are liable for the obligations of the Company by virtue of the fact that they received the Per Share Amount or Merger Consideration), although such potential liability of any shareholder would presumably be limited to the value of the aggregate Per Share Amount and/or Merger Consideration received by such shareholder, plus any allowable interest charge. If any such claims were to be made and be successful, the net proceeds received by such shareholders from the Offer and/or Merger could be materially reduced.

   The likelihood of any taxing authority or other creditor of the Company or the Surviving Corporation or trustee succeeding with respect to any claim that the shareholders, as a result of their receipt of the Per Share Amount or Merger Consideration, as the case may be, should be held liable for the obligations of the Company or Surviving Corporation as transferees of its assets, directly or indirectly, is, in part, dependent on the critical facts relating to such claims, including the value of the assets of the Company transferred and the extent to which the transactions contemplated by the Merger Agreement may give rise to such liabilities. All shareholders should consult with their own tax and legal advisors as to the particular consequences of the consummation of the Merger and the transactions contemplated thereby.

   6. Price Range of Shares; Dividends. The Shares are listed and traded on the American Stock Exchange under the symbol "PDM." The following table sets forth, for the quarters indicated, the high and low sales prices per Share on the American Stock Exchange as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 (converted from fractional to decimal values) with respect to periods occurring in 1999 and 2000 and as reported by the American Stock Exchange thereafter, and the amount of cash dividends paid or declared per Share for each quarter based on publicly available sources.

                                                 High     Low    Dividends
                                               -------- -------- ---------
     Year Ended December 31, 1999:
      First Quarter........................... $27.7500 $21.7500   $0.17
      Second Quarter..........................  62.5000  19.0000   $0.17
      Third Quarter...........................  48.0625  21.3750   $0.17
      Fourth Quarter..........................  25.2500  19.5000   $0.17
                                                                   -----
                                                                   $0.68
     Year Ended December 31, 2000:
      First Quarter........................... $25.5000 $20.4375   $0.20
      Second Quarter..........................  26.1250  18.1250   $0.20
      Third Quarter...........................  32.6250  19.2500   $0.20
      Fourth Quarter..........................  32.9375  29.8750   $0.20
                                                                   -----
                                                                   $0.80
     Year Ended December 31, 2001:
      First Quarter........................... $31.8750 $26.8200   $0.20
      Second Quarter..........................  38.0000  28.0500   $0.20
      Third Quarter...........................  34.8000  29.2000   $0.00
      Fourth Quarter..........................  33.0000  29.2500   $0.00
                                                                   -----
                                                                   $0.40
     Year Ended December 31, 2002:
      First Quarter (through February 6, 2002) $33.5800 $29.5300   $0.00

   On May 9, 2001, the last full trading day prior to the date that Parent expressed an interest to the Company in acquiring the Company, the closing sale price per Share reported on the American Stock Exchange was $35.35. On January 31, 2002, the last full trading day prior to announcement of the Offer, the last sale price per

Share reported on the American Stock Exchange was $31.60. On February 6, 2002, the last full trading day before commencement of the Offer, the closing sale price per Share reported on the American Stock Exchange was $ 33.44. Shareholders are urged to obtain a current market quotation for the Shares.

   Pursuant to the Merger Agreement, the Company has agreed not to declare, set aside, make or pay any dividend or other distribution.

   7. Certain Information Concerning the Company. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or is based upon publicly available documents and records on file with the Commission. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the Company's Annual Report on Form 10-K for the year ended December 31, 2000, its Current Report on Form 8-K dated July 2, 2001, its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission. Although Purchaser and Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither Purchaser, Parent, nor the Dealer Manager assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Purchaser and Parent.

   General

   The Company and its subsidiaries began conducting business in 1892. The Company was incorporated in Pennsylvania on February 14, 1916. The Company's principal executive offices are located at 1450 Lake Robbins Drive, Suite 400, The Woodlands, Texas 77380, telephone number (281) 765-4600. The Company is an engineering and construction company and currently operates through only one remaining business segment, its "Heavy Construction" segment (referred to herein as the "Bridge Division"). The Bridge Division specializes in the engineering and design, procurement and fabrication of steel bridges.

   On July 10, 2000, the Company announced it had engaged the firm of Tanner & Co., Inc., as the Company's financial advisor, to assist the Board of Directors' consideration of strategic alternatives to enhance shareholder value, including the potential sale or other disposition of part or all of the Company.

   On November 3, 2000, the Company sold all the stock of PDM Strocal, Inc. and Candraft Detailing, Inc., both wholly-owned subsidiaries, to David L. Long, the former president of the structural steel fabrication and erection business unit of the Company. Total consideration was $29.1 million consisting of $18.8 million in cash and the assignment of $10.3 million of PDM Strocal, Inc. accounts receivable to the Company. The sale was effective August 31, 2000. This transaction is referred to in this Offer to Purchase as the "Strocal/Candraft Transaction."

   On January 30, 2001, the Company sold all the stock of Oregon Culvert Co., Inc., a wholly-owned subsidiary, to Contech Construction Products, Inc. for $8.3 million in cash. This transaction is referred to in this Offer to Purchase as the "Oregon Culvert Transaction."

   On February 7, 2001, the Company sold its Engineered Construction and Water Storage divisions to Chicago Bridge & Iron Company N.V. ("CB&I") for $84 million in cash and stock. The Company received $40 million in cash and 2,848,172 shares of CB&I common stock with certain put and call rights. Subsequent to the initial transaction, 807,356 shares were returned to CB&I in exchange for $9 million. On June 18, 2001, CB&I exercised its call rights on the remaining 2,040,816 shares of CB&I common stock acquired by the Company in the transaction. The Company received $35 million in net proceeds from CB&I in the disposition of the

2,040,816 shares of CB&I common stock. As a result of this transaction, the Company no longer owns any shares of CB&I common stock. This transaction is referred to in this Offer to Purchase as the "CB&I Transaction." The Company has informed Purchaser and Parent that, on October 25, 2001, the FTC announced its decision to file an administrative complaint challenging the CB&I Transaction. The FTC's complaint alleges that the sale of the Company's Engineered Construction and Water Storage divisions to CB&I violated federal antitrust laws by substantially lessening competition in certain field erected specialty industrial storage tank product lines in the United States. The FTC is seeking various remedies, including an order that would reestablish two distinct and separate viable and competing businesses engaged in the design, engineering, fabrication, construction and sale of the relevant product lines. The Company has informed Purchaser and Parent that CB&I has agreed to indemnify and hold harmless the Company and its officers and directors from and against any and all liabilities, losses, judgments and amounts paid in connection with the FTC's complaint and CB&I has elected to assume the defense of the complaint. The Company has informed Parent and Purchaser that, as a result, the Company does not believe that the matters related to the complaint are material to the Company.

   Pursuant to an asset purchase agreement between the Company and Reliance Steel & Aluminum Co., a California corporation ("Reliance"), dated as of May 18, 2001, Reliance acquired all of the Company's right, title and interest in and to the properties and assets used by the Company's Steel Service Centers Division (the "Steel Division") in the business of processing and distributing a general line of carbon steel products. The transactions contemplated by that asset purchase agreement were consummated on July 2, 2001. As consideration for the transactions contemplated under that agreement, the Company received at closing an aggregate purchase price of $97.5 million, subject to adjustment based on a post-closing audit, which resulted in an increase to the purchase price of approximately $500,000. The Company received approximately one-half of the consideration in cash and the balance in the form of a promissory note from Reliance payable on or before September 30, 2001. On July 6, 2001, Reliance paid the entire principal amount and interest due under the promissory note to the Company. This transaction is referred to in this Offer to Purchase as the "Reliance Transaction."

   On August 13, 2001, the Company transferred to a wholly-owned subsidiary the majority of the plan assets and liabilities of the Company's then-remaining employee pension plan. The Company subsequently sold all of the stock of that subsidiary to BFA Resources, Inc., a South Dakota corporation not affiliated with the Company, for an aggregate purchase price of approximately $15 million.

   The aforementioned operations are reported by the Company in its quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001 as discontinued operations. Except as expressly stated to the contrary, the description of the Company and its operations and results of operations set forth in this Offer to Purchase relate only to the continuing operations of the Company, principally the Bridge Division.

   Heavy Construction/Bridge Division

   The business of the Bridge Division provides the capability to fabricate structural steel for new bridges and fabricate and erect structural steel for bridge rehabilitation for government agencies and general contractors. The majority of the Bridge Division's work is secured through open competitive bidding or through direct negotiations with industry or government agencies. Competition in this segment of the Company's business is based primarily on performance, including the ability to provide design, engineering and fabrication services in a cost-effective and timely manner.

   Financial Information.

   Set forth below are (a) the unaudited Consolidated Statements of Financial Condition that were included by the Company in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, and (b) certain selected consolidated financial data for the Company's last three fiscal years which were derived from the Company's Annual Report on Form 10-K for the year ended December 31, 2000. More comprehensive financial information is included in the reports (including management's discussion and analysis of financial condition and results of operations) and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents including the financial information and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission and the American Stock Exchange in the manner set forth below.

   Consolidated Statements of Financial Condition for Fiscal Quarter Ended September 30, 2001

   The following unaudited consolidated financial information is based on the financial information included in the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001. The financial statements included in that report were prepared by the Company in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The Company has stated in such quarterly report that, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included in such financial statements. Operating results for the nine months ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001. The December 31, 2000 Consolidated Statement of Financial Condition was derived from audited financial statements. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

   As discussed above, the Company announced a plan to evaluate strategic alternatives to enhance shareholder value, which resulted in the sale of one business group during 2000, two businesses in the first quarter of 2001 and another business group in the third quarter of 2001. These operations are now reported by the Company as discontinued operations. Prior year information has been restated for comparative purposes.

                             PITT-DES MOINES, INC.

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
               (Prior year restated for discontinued operations)

                                                                            September 30, December 31,
                                                                                2001          2000
                                                                            ------------- ------------
                                                                             (Unaudited)
                                                                                  (in thousands)
Assets
Current Assets
   Cash and cash equivalents...............................................   $192,284      $  9,927
   Accounts receivable including retentions
     (less allowances: 2001--$719; 2000--$293).............................     25,577        19,546
   Inventories.............................................................        886           742
   Costs and estimated profits in excess of billings.......................     22,283        15,750
   Deferred income taxes...................................................      4,844         6,112
   Prepaid expenses........................................................      1,173           739
                                                                              --------      --------
       Total Current Assets................................................    247,047        52,816
Other Assets...............................................................         --           240
Net Assets of Discontinued Operations......................................      4,215       178,381
Property, Plant and Equipment
   Land....................................................................      1,575         2,971
   Buildings...............................................................     14,707        16,439
   Machinery and equipment.................................................     15,344        15,777
                                                                              --------      --------
                                                                                31,626        35,187
Allowances for depreciation................................................    (12,456)      (16,992)
                                                                              --------      --------
Net Property, Plant and Equipment..........................................     19,170        18,195
                                                                              --------      --------
                                                                              $270,432      $249,632
                                                                              ========      ========
Liabilities
Current Liabilities
   Accounts payable........................................................   $  7,254      $  9,587
   Accrued compensation, related taxes and benefits........................     15,264         9,958
   Other accrued expenses..................................................      1,012         1,563
   Billings in excess of costs and estimated profits.......................      7,693         7,098
   Income taxes............................................................     24,220         7,364
   Casualty and liability insurance........................................      6,500         8,376
                                                                              --------      --------
       Total Current Liabilities...........................................     61,943        43,946
Revolving Credit Facility..................................................         --        15,000
Deferred Income Taxes......................................................      1,026         1,487
                                                                              --------      --------
Contingencies and Commitments
Stockholders' Equity
   Preferred stock--par value $.01 per share; authorized 3,000,000 shares;
     issued--none Common stock--no par value; authorized 15,000,000
     shares; issued 8,946,468 shares.......................................     33,549        33,549
   Additional paid-in capital..............................................     14,186        11,618
   Notes receivable from officers..........................................     (4,830)       (4,578)
   Retained earnings.......................................................    175,287       159,989
   Accumulated other comprehensive loss....................................       (360)         (360)
                                                                              --------      --------
                                                                               217,832       200,218
Treasury stock at cost
   (2001--1,332,774 shares; 2000--1,349,664 shares)........................    (10,369)      (10,125)
Unearned compensation--restricted stock....................................         --          (894)
                                                                              --------      --------
       Total Stockholders' Equity..........................................    207,463       189,199
                                                                              --------      --------
                                                                              $270,432      $249,632
                                                                              ========      ========

   Selected Consolidated Financial Data for Last Three Fiscal Years

   Set forth below are certain selected consolidated financial data for the Company's last three fiscal years which were derived from the Company's Annual Report on Form 10-K for the year ended December 31, 2000. The financial data set forth below reports as discontinued operations the portions of the Company's business that have been sold to third party purchasers in the Strocal/Candraft Transaction, the Oregon Culvert Transaction and the CB&I Transaction. Because the Reliance Transaction was consummated after the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2000, the following audited financial data reports the portion of the Company's business that was sold to Reliance as a part of the Company's continuing operations.

                             PITT-DES MOINES, INC.

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                      For the Year Ended December 31,
                                                  ---------------------------------------
                                                      2000          1999         1998
                                                    --------      --------     --------
                                                  (In Thousands, Except Per Share Amounts
OPERATING PERFORMANCE
Earned revenue................................... $317,622      $262,169     $254,375
Income from operations...........................   36,327        17,071       12,255
Net Income:
   Continuing operations.........................   20,491         9,074        9,391
   Discontinued operations.......................       23        15,226       10,764
                                                    --------      --------     --------
       Net Income................................ $ 20,514      $ 24,300     $ 20,155
                                                    --------      --------     --------
Earnings per share:
   Continuing operations......................... $   2.80      $   1.27     $   1.33
   Discontinued operations.......................     0.00          2.12         1.52
                                                    --------      --------     --------
       Earnings per share........................ $   2.80      $   3.39     $   2.85
                                                    --------      --------     --------
Earnings per share--assuming dilution:
   Continuing operations......................... $   2.69      $   1.21     $   1.27
   Discontinued operations.......................     0.00          2.02         1.45
                                                    --------      --------     --------
       Earnings per share--assuming dilution..... $   2.69      $   3.23     $   2.72
                                                    --------      --------     --------

FINANCIAL POSITION
Total assets..................................... $264,274      $233,522     $238,789
Long-term debt...................................   15,000            --       35,000
Shareholders' equity.............................  189,199       172,405      149,254

OTHER INFORMATION
For the year:
   Cash (utilized) provided by operations........ $(23,858)     $ 49,102     $(20,976)
   Depreciation and amortization expense.........    3,681         3,544        2,796
   Capital expenditures..........................    8,310         6,718        8,702
   Dividends per common share....................     0.80          0.68         0.60
At year end:
   Book value per common share................... $  24.90      $  23.46     $  20.60

   The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10279. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material should also be available for inspection at the library of the American Stock Exchange, 86 Trinity Place, 5-22, New York, New York 10008. Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information.

   8.  Certain Information Concerning the Offerors.

   Parent is a Delaware limited liability company and Purchaser is a Pennsylvania corporation, wholly owned by Parent, both recently organized in connection with the Merger. Neither Parent nor Purchaser has carried on any activities, other than in connection with the Merger and the other transactions discussed herein. Parent is wholly-owned by its sole member, The 2001 Haber Family Trust, an irrevocable trust organized under the laws of the State of Wyoming pursuant to a Trust Agreement dated as of August 28, 2001 by and between James Haber, as grantor, and Fiduciary Management Services, Inc., a Wyoming corporation, as trustee. Parent is managed by Ironbridge Holding Corp., a Delaware corporation. Ironbridge Holding Corp. is also wholly owned by The 2001 Haber Family Trust and was organized in the State of Delaware on August 9, 2001. The grantor's rights under the Trust Agreement are limited to, from time to time, adding additional securities or property to the principal of the trust estate of The 2001 Haber Family Trust. The Trust Agreement does not give the grantor the power to appoint a trustee and prohibits the grantor from acting as trustee. The principal offices of Manager, Parent, Purchaser and James Haber are located at 950 Third Avenue, New York, New York 10022, (212) 688-2700. The address of The 2001 Haber Family Trust is c/o Fiduciary Management Services, Inc., 1912 Capitol Avenue, Suite 406, Cheyenne, Wyoming 02003, (307) 635-0710.

   Until immediately prior to the time Parent and Purchaser will participate in the Merger, it is not anticipated that such entities will have any significant assets or liabilities other than those incident to their formation and capitalization and the transactions contemplated by the Merger. As of the date hereof, none of the Offerors or any of their affiliates own any Shares.

   The Merger Agreement requires Parent and Purchaser to use their best efforts to obtain the debt financing contemplated by the Credit Agreement (as defined in Section 9 below). Parent and Purchaser have further agreed that they will not engage in any conduct or actions intended to forestall or impede the financing and that they will not amend, modify or supplement the terms or conditions of the Credit Agreement, or cancel or waive any rights under the Credit Agreement in any manner that would result in Parent or Purchaser not obtaining sufficient funds to consummate the transactions contemplated by the Merger Agreement.

   The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent and certain other information with respect to the Offerors are set forth on Schedule I hereto.

   None of the Offerors, or, to the best knowledge of the Offerors, any of the persons listed on Schedule I hereto or any associate or majority-owned subsidiary of any of the Offerors or any of the persons so listed, beneficially owns or has a right to acquire, directly or indirectly, any Shares, and none of the Offerors or, to the best knowledge of the Offerors, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the past 60 days.

   9. Source and Amount of Funds. Purchaser estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer and to pay related fees and expenses will be approximately $262 million, assuming the purchase of all outstanding Shares.

   Purchaser has entered into a credit agreement (the "Credit Agreement"), dated as of February 1, 2002, among Purchaser, as borrower, Utrecht-America Finance Co., as initial lender (the "Lender"), and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland", New York Branch, as agent, (the "Agent") pursuant to which, subject to specified conditions, the Lender has agreed to provide a loan to Purchaser in an aggregate principal amount equal to the lesser of $285,000,000 or the total consideration to be paid by the Purchaser pursuant to the Merger Agreement to finance the Offer and the proposed Merger. Pursuant to the terms and conditions of the Credit Agreement, the loan may be made to Purchaser on any business day on or before the earlier of the effective date of the Merger and March 31, 2002.

   The Credit Agreement provides that the proceeds of the loan may be used solely to finance the Offer and the Merger by paying to the Paying Agent the total consideration to be paid in the Offer and the Merger pursuant to the terms and conditions of the Merger Agreement. Purchaser is required to repay the aggregate outstanding principal amount of the loan on or before the date that is 30 days after the date on which the loan is advanced, but is not required to make any payments of principal or interest prior to such date other than in connection with acceleration upon default or mandatory or optional prepayments as required or permitted by the Credit Agreement. Mandatory prepayments are required in an amount equal to 100% of the amount of any distribution or payment in respect of the collateral pledged to secure the loan (as described below), including any payment received by Purchaser in connection with the transactions contemplated by the Asset Purchase Agreement (as described under the heading "Purpose of the Offer; The Merger; Plans for the Company" below) or the Asset Sale Escrow Agreement (as described below). Purchaser may voluntarily prepay the loan in whole or in part at any time prior to the maturity date of the loan, without premium or penalty. Each partial prepayment must be in an aggregate principal amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof. In addition, certain required amounts intended to compensate the Initial Lender in respect of the redeployment of funds must be paid by Purchaser if the prepayment is made on a date other than the last day of an interest accrual period under the Credit Agreement.

   In addition to the conditions described below, the Credit Agreement requires that, as a condition to the advancement of the loan, Purchaser, PDM Bridge Corp., a wholly-owned subsidiary of the Company ("PDM Bridge"), and Steel Bridges LLC, the purchaser of certain assets of the Company and PDM Bridge (as described under the heading "Purpose of the Offer; The Merger; Plans for the Company" below, the "Asset Buyer"), shall have entered into an escrow agreement (the "Asset Sale Escrow Agreement"), pursuant to which, among other things, the escrow agent under that agreement (which will be the Agent) will receive in escrow (i) an amount equal to the purchase price to be paid by the Asset Buyer under the Asset Purchase Agreement and (ii) the instruments of conveyance, transfer and assignment required in order to effect the transfer of the assets to be purchased by the Asset Buyer under the Asset Purchase Agreement. See "Purpose of the Offer; The Merger; Plans for the Company--Closing/Escrow Procedures" in Section 12 below. The Credit Agreement also requires, as a condition to the advancement of the loan, that the amount of cash deposited into escrow pursuant to the Asset Sale Escrow Agreement, together with the amount of cash of the Company on deposit in an account at a financial institution acceptable to the Agent, must not be less than the sum of the principal amount of the loan, plus all interest and fees payable to the Agent and the Lender under the Credit Agreement, plus $1,000,000.

   The loan will bear interest at an annual rate equal to, at Purchaser's option, either the Base Rate (as defined below) or the Eurodollar Rate (as defined below) plus .50%. "Eurodollar Rate" means, for any applicable interest period selected by Purchaser as set forth below, an interest rate per annum obtained by dividing (x) the average rate per annum at which deposits in U.S. dollars are offered by the Agent, or by certain reference banks selected by the Agent, in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two business days before the first day of the relevant interest period in an amount equal to the principal amount of the loan outstanding and for a period equal to the relevant interest period, by (y) a percentage equal to 100% minus the applicable Eurodollar Rate Reserve Percentage (as defined in the Credit Agreement). "Base Rate" means the higher of (a) the rate of interest quoted by the Agent in New York, New York, from time to time, as its base rate and (b) .50% per annum above the Federal Funds Rate. "Federal Funds Rate" means the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, or, if no rate is published for any day, the average of the quotations for that day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent. At any time when Purchaser is in default in the payment of any amount due under the Credit Agreement, overdue principal, interest and fees on the loan will bear interest at a rate equal to 2% above the rate that would otherwise be applicable. All interest rates will be calculated on the basis of a year of 360 days for actual days elapsed. Interest periods for any time during which the loan accrues interest at the Eurodollar Rate may be, at Purchaser's option, one week, one month, two months or three months.

   The loan is secured by a Security Agreement, dated as of February 1, 2002 (the "Security Agreement"), made by Purchaser in favor of the Agent and granting to the Agent a first priority security interest in all of Purchaser's right, title and interest in and to the collateral described in the Security Agreement. That collateral includes all of Purchaser's rights (including all rights to receive distributions, to compel performance by any party or to exercise any remedy) under (a) the Asset Purchase Agreement pursuant to which certain assets will be sold to the Asset Buyer, (b) the Asset Sale Escrow Agreement, (c) the Merger Agreement (the Asset Purchase Agreement, the Asset Sale Escrow Agreement and the Merger Agreement being collectively referred to in this Offer to Purchase as the "Collateral Agreements"), (d) all accounts, contract rights, chattel paper, general intangibles and other obligations of any kind, now or hereafter existing and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, general intangibles or obligations, in each case, relating to the Collateral Agreements, (e) all other personal property, now or hereafter existing, and (f) all proceeds (as defined in the Uniform Commercial Code in effect in the State of New York on the date hereof) of the foregoing.

   As a condition to the Lender's obligation to advance the loan to Purchaser under the Credit Agreement, PDM Bridge is required to enter into a guaranty agreement, to become effective immediately after the effectiveness of the Merger, pursuant to which PDM Bridge will guarantee the payment when due of all obligations and liabilities of Purchaser under the Credit Agreement (the "PDM Bridge Guaranty"), together with a security agreement, also to become effective immediately after the effectiveness of the Merger, securing PDM Bridge's obligations under the PDM Bridge Guaranty (the "PDM Bridge Security Agreement"). Under the PDM Bridge Security Agreement, PDM Bridge will grant the Lender a first priority security interest in all of PDM Bridge's right, title and interest in and to the collateral described in the PDM Bridge Security Agreement. That collateral includes (a) all of PDM Bridge's rights (including all rights to receive distributions, to compel performance by any party or to exercise any remedy) under the Asset Purchase Agreement and the Asset Sale Escrow Agreement, (b) all of PDM Bridge's accounts, contract rights, chattel paper, general intangibles and other obligations of any kind, now or hereafter existing and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any such accounts, contract rights, chattel paper, general intangibles or obligations, in each case, relating to the Asset Purchase Agreement and the Asset Sale Escrow Agreement, (c) all other personal property of PDM Bridge, now or hereafter existing, and (d) all proceeds (as defined in the Uniform Commercial Code in effect in the State of New York on the date hereof) of the foregoing.

   The Lender's obligation to advance the loan to Purchaser under the Credit Agreement is also subject to the following conditions:

  . there must be no change in the corporate and legal structure and capitalization of Purchaser, the Company or PDM Bridge;

  . no action, suit, investigation, litigation or proceeding affecting Purchaser, the Company, PDM Bridge or any of their respective subsidiaries may be pending or threatened before any court, governmental agency or arbitrator that:

    . with respect to Purchaser, could reasonably be expected to have a material adverse effect on (A) the business, condition (financial or otherwise), operations, performance, properties or prospects of Purchaser, (B) the rights and remedies of the Agent or any lender under the Credit Agreement, any note issued under the Credit Agreement, the Security Agreement, the PDM Bridge Guaranty, the PDM Bridge Security Agreement, any of the Collateral Agreements or any other document executed in connection with the transactions contemplated thereby (collectively, the "Transaction Documents"), or (C) the ability of Purchaser to perform its obligations under any Transaction Document, or

    . with respect to the Company or PDM Bridge, could reasonably be expected to have a material adverse effect on the business or results of operations or prospects of such entity, or

    . purports to affect the legality, validity or enforceability of the Credit Agreement, any promissory note issued under the Credit Agreement, the Security Agreement, or any Transaction Document or any other documents executed in connection with the transactions contemplated by such agreements;

  .  all accrued fees and expenses of the Agent and the Lender must be paid;

  . the Agent must receive evidence that the articles of merger (in form and substance satisfactory to the Agent, the "Articles of Merger") have been pre-cleared for filing with the Department of State of the Commonwealth of Pennsylvania and evidence satisfactory to the Agent that the Articles of Merger will be filed with the Department of State of the Commonwealth of Pennsylvania immediately after the Agent has made the loan available to Purchaser;

  . the Minimum Condition must be satisfied and Purchaser must have instructed the Paying Agent to accept the Shares for payment immediately upon receipt of the proceeds of the loan from the Lender;

  . the Agent must receive, on or before the day of the borrowing of the loan, executed copies of the documents evidencing the loan, the Collateral Agreements and the other Transaction Documents, as well as various closing certificates, wire instructions and legal opinions, including written consents of the Board of Directors of Purchaser and the sole shareholder of Purchaser adopting the Plan of Merger effective upon the Purchaser's acceptance of the Shares for payment in connection with the Offer;

  . the escrow agent under the Asset Sale Escrow Agreement must have received the cash and other items required to be placed in escrow pursuant to that agreement and the representations and warranties of the parties to the Asset Sale Escrow Agreement must be true and correct in all respects;

  . the Agent must have received certificates from the Company, PDM Bridge and the Asset Buyer reconfirming certain representations and warranties made in the Asset Sale Escrow Agreement (without exceptions) and confirming that all items to be deposited with the Escrow Agent under that agreement have been so deposited;

  . the sum of the cash deposited in escrow pursuant to the Asset Sale Escrow Agreement, together with the available cash of the Company on deposit with an institution acceptable to the Agent, must be not less than the sum of the loan plus all interest and fees payable under the Credit Agreement plus $1,000,000;

  . the representations and warranties made by Purchaser in the Credit Agreement and any Transaction Document must be true and correct;

  . no default or event of default may have occurred under the Credit Agreement; and

  . no default by Purchaser, Parent, or the Company may exist under the Merger Agreement, the Asset Purchase Agreement or the Asset Sale Escrow Agreement.

   The Credit Agreement contains representations and warranties of Purchaser that are customary for similar transactions, including representations with respect to:

  . Purchaser's, the Company's and PDM Bridge's due organization, good standing and corporate power and authority, including with respect to the authorization and validity of the Credit Agreement and the other Transaction Documents;

  . the absence, with respect to Purchaser's, the Company's and PDM Bridge's performance of the transactions contemplated by the Credit Agreement and the other Transaction Documents, of any contravention or violation of their respective organizational documents or any law or agreement to which any of them is a party;

  . the absence of any required authorization, approval or consent from any governmental or regulatory body or other third party in connection with the transactions contemplated by the Transaction Documents except those that have been made or will be made prior to the making of the loan;

  . the due execution and delivery of the Transaction Documents and their binding effect upon the parties thereto;

  . the absence of any action, suit or proceeding affecting Purchaser, the Company or PDM Bridge;

  .  compliance with applicable margin stock regulations;

  . the validity of the first priority perfected security interest created by the Security Agreement and the validity, effective immediately after the effectiveness of the Merger, of the first priority security interest created by the PDM Bridge Security Agreement;

  . compliance with the Investment Company Act of 1940 by Purchaser, the Company and PDM Bridge; and

  . the solvency of Purchaser, the Company and PDM Bridge at the time of the loan.

   The Credit Agreement also contains covenants of Purchaser with respect to:

  .  compliance with laws;

  .  payment of taxes;

  .  preservation of existence;

  .  keeping of books;

  .  performance of its obligations under the Transaction Documents; and

  .  the exercise of rights in the collateral described in the Security
     Agreement.

   The Credit Agreement also contains certain negative covenants of Purchaser (for itself, and, after the effectiveness of the Merger, on behalf of the Company and PDM Bridge) with respect to:

  . the incurrence of liens (except with respect to certain permitted debt and with respect to the capital stock of the Company);

  .  the incurrence of debt (other than the loan and certain permitted debt);

  .  lease obligations;

  .  sales of assets (other than as contemplated by the Transactions Documents);

  .  mergers (other than the Merger);

  . investments in others (other than Purchaser's investment in the Company, the Company's investment in PDM Bridge or investments in cash equivalents);

  .  distributions (other than pursuant to the Transaction Documents);

  .  change of business (other than as contemplated by the Transaction
     Documents);

  . amendments to the organizational documents of Purchaser (other than as contemplated by the Merger Agreement); and

  .  amendments to the Transaction Documents.

   Purchaser will also have certain reporting obligations to the Agent and to the lenders under the Credit Agreement.

   Events of Default under the Credit Agreement include:

  . the failure to pay principal when due, or to pay interest or any other payment under the Transaction Documents within three business days of their becoming due;

  . any representation or warranty made by Purchaser in any Transaction Document being incorrect in any material respect when made;

  . the failure of Purchaser, the Company or PDM Bridge to perform or observe any covenant contained in the Credit Agreement or any other Transaction Document (unless such failure could not result in a material adverse effect as defined in the Credit Agreement);

  . certain bankruptcy or insolvency events with respect to Purchaser, the Company, PDM Bridge or the Asset Buyer;

  . the rendering of certain judgments or orders against Purchaser, the Company, or PDM Bridge, subject to certain limitations;

  . any provision in any Transaction Document ceasing to be valid and enforceable with respect to Purchaser, the Company or PDM Bridge;

  . the security interests created by the Security Agreement or the PDM Bridge Security Agreement ceasing to be valid;

  . the failure by Purchaser, the Company or PDM Bridge to pay principal or interest with respect to any other debt of such party of at least $500,000 when due (after giving effect to applicable grace periods); or

  . the occurrence of a material adverse effect as defined in the Credit Agreement.

   The foregoing summary of the terms and conditions of the Credit Agreement and the related security agreement is qualified in its entirety by reference to the text of those agreements, copies of which are filed as exhibits to the Schedule TO and are incorporated by reference into this Offer to Purchase and may be inspected in the same manner as set forth in Section 7 of this Offer to Purchase.

   Purchaser anticipates that the loan under the Credit Agreement will be repaid with a combination of available cash of the Company plus the proceeds from the sale of certain assets to the Asset Buyer as contemplated by the Asset Purchase Agreement described in greater detail under "Plans for the Company" in
Section 12 below.

   The Offer is not conditioned on Purchaser obtaining financing.

   10.  Background of the Offer; Contacts with the Company.

   The Company has informed Purchaser and Parent that, in late 1999, the Company's management and Board of Directors evaluated various options concerning strategic planning for the Company. According to the Company, this evaluation culminated in a review by a large investment banking firm of the strategic planning options considered by the Board as well as any other strategic planning options the investment bank believed might be of benefit to the Company and its shareholders. The Company has informed Purchaser and Parent that, on January 6, 2000, representatives of the investment bank presented the Board with a written report regarding several strategic alternatives which included the sale of all or part of the Company.

   The Company has further informed Purchaser and Parent that:

  . The Board continued to review the strategic alternatives including a potential sale of all or part of the Company at its meetings held on February 10, May 5 and June 1, 2000.

  . At the June 1, 2000 meeting, the Board reviewed certain conclusions and recommendations concerning strategic planning alternatives presented by the investment bank. At that same meeting, the board also reviewed recommendations presented by Tanner & Co., Inc. ("Tanner"), a different investment banking firm. After hearing the presentations, the Board authorized the Chief Executive Officer of the Company to engage Tanner as the Company's financial advisor.

  . An engagement letter was signed detailing the terms of Tanner's representation of the Company. The other investment banking firm was not formally engaged by the Company.

   On July 10, 2000, the Company issued a press release stating that the Company had engaged Tanner as its financial advisor to assist the Board in considering strategic alternatives to enhance shareholder value, including the potential sale or other disposition of part or all of the Company. The Company has also informed Parent and Purchaser that, after this time, based in part upon advice from Tanner, the Company began to pursue the strategy of selling its individual business units.

   On May 10, 2001, representatives of Parent and Purchaser entered into a nondisclosure agreement with the Company.

   Between May 10, 2001 and June 14, 2001, the Company provided information to representatives of Parent and Purchaser and such representatives performed additional due diligence on the Company. On June 14, 2001, representatives of Parent and its counsel met with representatives of the Company and Tanner to present to them the general terms and conditions on which Parent would be willing to launch a tender offer for all of the issued and outstanding common stock of the Company.

   On June 29, 2001, the Company announced that it had signed a letter of intent for the sale of its Bridge Division to a private equity group. At the same time, the Company announced that it expected to announce, concurrently with the announcement of the execution of a definitive agreement for the sale of its Bridge Division, the execution of a definitive agreement for the proposed purchase by a third party of all of the issued and outstanding common stock of the Company at a price in the mid-$30's per share.

   In August, 2001, representatives of Parent and its counsel received a draft merger agreement from the Company containing proposed terms and conditions of the Offer and the Merger.

   From June 29 through late October 2001, the Company negotiated the proposed sale of the Bridge Division with the private equity group that was party to the June letter of intent. The Company has informed Parent that those negotiations failed to result in an agreement that was acceptable to the Company and the Company terminated the negotiations with that party. On November 12, 2001, the company signed a letter of intent with Kirtland Capital Partners ("Kirtland") for the sale of the Bridge Division to Kirtland or an entity controlled by Kirtland. The Company disclosed the execution of the letter of intent with Kirtland in its Quarterly Report on Form 10-Q filed with the Commission on November 14, 2001. That Form 10-Q also disclosed that the Company continued to expect to announce, concurrently with the execution of a definitive agreement for the Bridge Division, the execution of a definitive agreement for the purchase by a third party of all of the issued and outstanding common stock of the Company at a price in the mid-$30's per share.

   From October, 2001 through January, 2002, the parties, including Parent and Purchaser, continued to conduct due diligence reviews of the Company and its subsidiaries and continued to negotiate the terms and conditions of the Merger Agreement and the purchase agreement relating to the sale of the Company's Bridge Division.

   On December 18, 2001, the Company's Board of Directors approved the terms of the Offer and of the proposed Merger with Purchaser.

   On February 1, 2002, the parties executed and delivered the Merger Agreement. The Company simultaneously executed the definitive Asset Purchase Agreement with Steel Bridges LLC, an affiliate of Kirtland, for the sale and purchase of the Bridge Division.

   Except as set forth in the Introduction, this Section 10 and Section 11 of this Offer to Purchase and in Exhibit (a)(1)(i) of the Schedule TO, there have been no contacts, negotiations or transactions during the past two years which would be required to be disclosed under Item 5 (b) of the Schedule TO between any of Purchaser or Parent or any of their respective subsidiaries or, to the best knowledge of Purchaser and Parent, any of those persons listed on Schedule I to this Offer to Purchase and the Company or its affiliates concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

   11.  The Merger Agreement and the Plan of Merger.

   The Merger Agreement. The following is a summary of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement which is filed as Exhibit (d)(1) to the Schedule TO.

   The Offer. The Merger Agreement provides that Purchaser will commence the Offer as promptly as practicable, but in no event later than the fifth business day after the date of the Merger Agreement.

   The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the other conditions set forth under the heading "Certain Conditions of the Offer" below, any of which may be waived by Purchaser (other than the Minimum Condition). Purchaser has expressly reserved the right to modify the terms and conditions of the Offer. However, no change may be made that would:

  .  decrease the Per Share Amount payable in the Offer;

  .  reduce the maximum number of Shares to be purchased in the Offer;

  .  impose additional conditions to the Offer;

  . amend or change the terms and conditions of the Offer in a manner materially adverse to the holders of Shares (other than Parent and its subsidiaries); or

  .  change or waive the Minimum Condition.

   The Purchaser has agreed that, subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition) and unless the Company otherwise consents in writing, Purchaser will accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn. In the event that the Offer is terminated or withdrawn by Purchaser, Parent and Purchaser will cause all tendered Shares to be returned promptly (and to the extent within their power, within five (5) business days) to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent.

   The Offer will remain open for a period of twenty (20) business days after the date the Offer is commenced. However, Purchaser may without the consent of the Board of Directors of the Company (and must, at the Company's request): (i) extend the Offer (with each such individual extension not to exceed ten (10) business days after the previously scheduled expiration date) if, at the scheduled expiration date, any of the conditions of the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived; or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission applicable to the Offer. Purchaser will not, in any event, extend the Offer beyond March 29, 2002. Parent has agreed to cause Purchaser to extend the Offer for the shortest time periods which it reasonably believes are necessary until the consummation of the Offer if the conditions of the Offer have not been satisfied or waived, so long as the Merger Agreement has not been terminated in accordance with its terms.

   Parent will cause Purchaser to pay to the Paying Agent, in immediately available United States funds not later than 12:00 noon or such later time as the parties may agree on the first business day immediately following the Expiration Date, an amount equal to the product of the Per Share Amount and all issued and outstanding Shares on such date excluding any treasury Shares and any Shares already owned by the Parent or the Purchaser (the "Total Consideration"). The Paying Agent will, promptly after the Expiration Date, pay the applicable Per Share Amount to all holders of Shares duly tendered in the Offer. Any of the Total Consideration not so paid pursuant to the Offer will be disbursed by the Paying Agent pursuant to the terms of the Plan of Merger. The Total Consideration will not be used for any other purpose except as otherwise agreed to by Parent.

   Company Action. By executing the Merger Agreement, the Company has approved of and consented to the Offer. The Company has represented to Purchaser that the Board of Directors of the Company, at a meeting duly called and held, has:

  . determined that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, the holders of Shares other than Parent and its subsidiaries;

  . approved and adopted the Merger Agreement and the transactions contemplated thereby (which approval did not constitute adoption or approval of the Plan of Merger for purposes of Section 1924(b)(1)(ii) or
     Section 2539(1) of the BCL, which adoption and approval will be made by Purchaser and the Company as described below); and

  . resolved to recommend, subject to the conditions set forth in the Merger Agreement, that the shareholders of the Company accept the Offer.

   The Closing. The closing of the transactions contemplated by the Merger Agreement will take place on the first business day immediately following the date on which the conditions to each party's obligations to effect the Merger described below have been fulfilled or waived or at such other time as Parent and the Company agree (the "Closing Date").

   The Merger. The Merger Agreement requires that the Company's Board of Directors approve the Plan of Merger. In addition, as soon as practicable on the date of Purchaser's acceptance for payment for not less than 80% of all then outstanding Shares in accordance with the Offer (and subject to the terms and conditions of the Merger Agreement):

  . Parent will cause Purchaser to adopt the Plan of Merger on behalf of Purchaser pursuant to Sections 1922(c) and 1924(a) of the BCL;

  . Parent will cause Purchaser's Board of Directors to adopt the Plan of Merger on behalf of the Company in Purchaser's capacity as the owner of at least 80% of the outstanding shares of each class of the Company; and

  . Purchaser will cause the Articles of Merger to be filed with the Department of State of the Commonwealth of Pennsylvania in the manner required by Section 1927 of the BCL.

   The Merger will become effective at the time when the Articles of Merger are duly filed with the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL (the "Effective Time"). The parties to the Merger Agreement have agreed to use all reasonable efforts to consummate, as soon as practicable, the transactions contemplated by the Merger Agreement.

   At the Effective Time, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation in the Merger and will succeed to and assume all the rights and obligations of the Company and Purchaser in accordance with the BCL.

   Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by each of the Company, Parent and Purchaser as to their respective organization and qualification, capitalization, and authority to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and with respect to non-contravention and the fact that no approvals are necessary for the execution and delivery of the

Merger Agreement or the consummation of the transactions contemplated thereby. The Merger Agreement also contains representations and warranties of the Company as to the Company's subsidiaries, the Company's reports and financial statements, the absence of any undisclosed liabilities, the absence of certain changes or events, the absence of litigation, the absence of any violations of law, the Company's compliance with agreements, certain tax matters, employee benefit plans and the Employee Retirement Income Security Act, labor controversies, environmental matters, the Company's intellectual property, title to assets, certain relationships and transactions with management, material contracts, state takeover statutes, disclosure, the fairness opinion of the Company's financial advisor and the acknowledgement of the assignment of certain rights. In addition, the Merger Agreement contains representations and warranties of Parent and Purchaser with respect to voting requirements, the financing to be obtained in connection with the Merger, the absence of any violations of law, Purchaser's not being an "interested shareholder" within the meaning of the BCL, and with respect to Purchaser's solvency.

   Conduct of Business by the Company Pending the Merger. Except as otherwise contemplated by the Merger Agreement or described in the Disclosure Schedule thereto, after the date of the Merger Agreement and prior to the Effective Date or earlier termination of the Merger Agreement, unless Parent otherwise agrees in writing, the Company has agreed that the Company and each of its subsidiaries will:

  . conduct its business in the ordinary and usual course of business and consistent with past practice, except as contemplated by the Merger Agreement or the Asset Purchase Agreement;

  . not (i) amend or propose to amend its charter or by-laws, (ii) split, combine or reclassify its outstanding capital stock or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

  . not issue, sell or pledge, or agree to issue, sell or pledge any additional shares of, or any options, warrants or rights of any kind to acquire any shares of its capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock;

  . use all reasonable efforts to preserve intact its business organizations and goodwill, keep available the services of its officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with the Company and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Merger Agreement;

  . confer on a regular and frequent basis with one or more designated representatives of Parent to report operational matters of materiality and the general status of ongoing operations;

  . not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment, or other similar arrangement or agreement with any director, officer or key employee, except in the ordinary course and consistent with past practice;

  . not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

  . not sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries or any other entity in which it has an equity interest;

  . not enter into any contract or commitment with respect to any capital expenditure in an amount in excess of $50,000;

  . not acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership or other business or division thereof (or any interest therein); provided, that any subsidiary of the Company may be merged with and into the Company or any other subsidiary of the Company;

  . not cancel, amend or modify, in any material respect, any contract disclosed in the Disclosure Schedule to the Merger Agreement or enter into any contract that, if in effect on the date hereof, would be required to be set forth in the Disclosure Schedule to the Merger Agreement;

  . not amend or modify the Asset Purchase Agreement or the Asset Sale Escrow Agreement;

  . except in the ordinary course of business, not acquire any assets or securities;

  . except in the ordinary course of business or as permitted by the Asset Purchase Agreement, not transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of, encumber or subject to any lien, any material assets or incur or modify any indebtedness for borrowed money (other than for borrowings under existing lines of credit and indebtedness for working capital in the ordinary course of business);

  .  not make any tax election or settle or compromise any tax liability;

  . except as required by applicable law or generally accepted accounting principles, not make any change in its method of accounting;

  . not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than in connection with (A) the Merger or (B) any merger of a subsidiary of the Company with and into the Company or any other subsidiary of the Company);

  . not make any loans, advances or capital contributions to, or investment in, any other person, other than to any direct or indirect subsidiary of the Company;

  . not split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

  . not enter into any agreement providing for the acceleration of payment or performance or other consequence as a result of the transactions contemplated under the Merger Agreement or any other change of control of the Company;

  . not purchase, redeem or otherwise acquire any shares of capital stock of the Company or any subsidiary or any rights, warrants or options to acquire any such shares or other securities;

  . not take any action, engage in any transaction or enter into any agreement which would cause any of the representations or warranties set forth in the Merger Agreement to be untrue as of the Effective Date; and

  .  not agree, in writing or otherwise, to take any of the foregoing actions.

   Control of the Company's Operations. Nothing contained in the Merger Agreement gives to Parent, directly or indirectly, any right to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision of its operations.

   Acquisition Transactions. After the date of the Merger Agreement and prior to the Effective Time or earlier termination of the Merger Agreement, the Company will not, and will not permit any of its subsidiaries to, initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the business and properties of the Company or any capital stock of the Company, whether by merger, purchase, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than with respect to the sale of the Bridge Division pursuant to the terms and conditions of the Asset Purchase Agreement (any such transactions being referred to herein as "Acquisition Transactions").

   Notwithstanding the foregoing, the Company may, in response to an unsolicited written proposal with respect to an Acquisition Transaction furnish (subject to a confidentiality agreement reasonably acceptable to the Company) confidential or non-public information concerning its business, properties or assets to a financially capable corporation, partnership, person or other entity or group (a "Potential Acquirer") or negotiate with such Potential Acquirer if:

  . the Company has, in connection therewith, promptly (and in any event, at least prior to providing information or commencing negotiations) informed Parent that information is to be provided, that negotiations are to take place or that an offer has been received;

  . the Company has furnished to Parent the identity of the person receiving such information or the proponent of such offer, if applicable, and, if an offer has been received, a description of the material terms thereof; and

  . based upon advice of outside legal counsel the Board of Directors of the Company (or any special committee of the Board formed to review and evaluate the transactions contemplated by the Merger Agreement) determines in good faith that there is a risk that the failure to provide such confidential or non-public information to such Potential Acquirer would constitute a breach of its fiduciary duty to its shareholders.

   The Company may enter into a definitive agreement for an Acquisition Transaction which meets the requirements set forth above with a Potential Acquirer with which it is permitted to negotiate, but only if:

  . the Board has determined that such Acquisition Transaction would yield a higher per share value to the Company's shareholders than the Per Share Amount and that the execution of such definitive agreement is in the best interests of the Company's shareholders;

  . at least five (5) business days prior to the execution of such definitive agreement, the Company has furnished the Parent with a copy of such definitive agreement; and

  . the Parent has failed, within such five (5) business day period, to offer to amend the terms of the Merger Agreement in order that the Merger would yield a value to the Company's shareholders at least equal (in the good faith judgment of the Board of Directors of the Company) to the Acquisition Transaction.

   In the event the Company enters into a definitive agreement for an Acquisition Transaction, the Board of Directors of the Company may change its recommendation to accept the Offer.

   The Company has acknowledged that a breach of any of its covenants with respect to an Acquisition Transaction contained in the Merger Agreement would result in irreparable harm to Purchaser which would not be compensable in money damage and has agreed that such covenants may be specifically enforced and that specific performance and injunctive relief will be a remedy properly available to the Parent for a breach of any such covenant.

   Access to Information. The parties to the Merger Agreement have agreed to afford to each other and, on a need to know basis, their respective accountants, counsel, financial advisors and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, tax returns) and such other information concerning each of their businesses as any party reasonably requests.

   Agreement to Cooperate. Subject to the terms and conditions provided in the Merger Agreement, each of the parties has agreed to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals to effect all necessary filings and submissions, and including, if appropriate, agreeing to amend any specific provisions of the Merger Agreement if the parties agree that such amendment would be beneficial to the parties and not adversely affect the economic terms thereof.

   Without limitation of the foregoing, each of Parent and the Company has agreed that if a Notification and Report Form is required to be filed under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") then each of Parent and the Company will (i) file such Notification and Report Form with the FTC and the Antitrust Division, (ii) use its best efforts to comply as expeditiously as possible with all lawful requests of the FTC or the Antitrust Division for additional information and documents and (iii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by the Merger Agreement, except with the prior consent of the other parties thereto. The Company has undertaken and agrees to file as soon as practicable after the date of the Merger Agreement a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division with respect to the transactions contemplated by the Asset Purchase Agreement and to cause the Asset Buyer to covenant in the Asset Purchase Agreement that the Asset Buyer will file as soon as practicable after the date of the Merger Agreement a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division with respect to the transactions contemplated by the Asset Purchase Agreement.

   Public Statements. The parties have agreed to use reasonable efforts to consult with each other prior to issuing any press release or any written public statement with respect to the Merger Agreement or the transactions contemplated thereby and will not issue any such press release or written public statement prior to such reasonable efforts. Each party may, however, without the prior consent of any other party, issue a press release or make such public statement as may be required by law or any rule of or agreement with any national securities exchange or automated quotation system to which Parent or the Company is subject.

   Notification of Certain Matters. Each of the Company, Parent and Purchaser has agreed to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in the Merger Agreement to be untrue or inaccurate in any material respect at the date thereof or the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder.

   Directors' and Officers' Indemnification and Insurance. After the Effective Time, Parent and the Surviving Corporation will, to the fullest extent permitted under applicable law, jointly and severally indemnify and hold harmless, each present and former director, officer, employee and agent of the Company or any of its subsidiaries (each, together with such person's heirs, executors or administrators, an "Indemnified Party" and collectively, the "Indemnified Parties") against any costs or expenses (including attorneys fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring prior to the Effective Time (including, without limitation, acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company) or arising out of or pertaining to the transactions contemplated by the Merger Agreement. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), Parent and the Surviving Corporation have agreed to pay the reasonable fees and expenses of counsel selected by the Indemnified Parties and to cooperate in the defense of any such matter.

   Prior to the Effective Time, the Company will purchase, and pay in advance all premiums therefor, a policy of directors and officers liability insurance in an amount which is not less than the coverage presently maintained by the Company and covering each individual who served as an officer or director of the Company prior to the Effective Time which policy must cover any claims that may be brought within a period of not less than six (6) years following the Effective Time.

   The parties have agreed that the Indemnified Parties will be third party beneficiaries under the indemnification and insurance provisions in the Merger Agreement.

   Financing. Parent and Purchaser are required to use their best efforts to obtain the debt financing contemplated by the Merger Agreement. In connection therewith, Parent and Purchaser have agreed not to

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

engage in any conduct or actions intended to forestall or impede the financing. Parent and Purchaser have agreed to not to amend, modify or supplement the terms or conditions of the Credit Agreement, or cancel or waive any rights under the Credit Agreement in any manner that would result in Parent or Purchaser not obtaining sufficient funds to consummate the transactions contemplated by the Merger Agreement.

   Going Concern. The Surviving Corporation will, and Parent will cause the Surviving Corporation to maintain its existence as a validly existing corporation under the laws of the Commonwealth of Pennsylvania for not less than three years after the Effective Date and to continue to manage any assets of the Surviving Corporation, including real estate assets of the Company.

   Employment Agreements. Immediately following the consummation of the Merger, the Company will pay any and all amounts, to the extent then due and payable (including as a result of the consummation of the Merger), under the employment agreements between the Company and its employees (including, without limitation, the senior officers) subject to no conditions other than the prior or concurrent delivery by each such employee of a written statement to the Company terminating his or her employment agreement with the Company effective upon consummation of the Merger. The Company, Purchaser and Parent have agreed that the employees (including, without limitation, the senior officers of the Company) who are party to employment agreements with the Company will be third party beneficiaries of the Merger Agreement.

   State Takeover Statutes. If any "fair price", "control share acquisition", "moratorium", "interested shareholder" or other anti-takeover statute, or similar statute or regulation, becomes applicable to the Merger Agreement or any of the transactions contemplated thereby (including, without limitation, the Offer), the Company and its Board of Directors have agreed (subject always to applicable law and the fiduciary duties of the Board of Directors) to take all action necessary to ensure that the Offer and the other transactions contemplated under the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise to minimize the effect of the statute or regulation on the Offer and the other transactions contemplated by the Merger Agreement.

   Closing Escrow. On the date which is one business day prior to the Closing Date (the "Escrow Closing Date"), the Company will (a) deliver to Parent a certificate of the Chief Financial Officer of the Company which shall certify that as of such date the Company possesses unrestricted cash in an amount of at least $132,000,000, and (b) transfer cash in an amount equal to such unrestricted cash amount to a Company account established for that purpose at a financial institution designated by Parent. See "Closing/Escrow Procedures" below.

   Pre-clearance of Articles of Merger. Purchaser will, as soon as reasonably practicable and in any event not later than five business days prior to the initial expiration date of the Offer, submit to the Department of State of the Commonwealth of Pennsylvania draft Articles of Merger for the purpose of pre-clearing the Articles of Merger for filing with the Department of State of the Commonwealth of Pennsylvania. Purchaser has agreed to use its reasonable best efforts to respond as promptly as practicable to all inquiries or comments of the Department of State of the Commonwealth of Pennsylvania with respect to the Articles of Merger and to make all changes to the Articles of Merger as shall be necessary to effect the filing of the Articles of Merger.

   Tax Returns. Parent has agreed to cause the Surviving Corporation to prepare and file all required income tax returns and pay all income taxes due for the years 2001 and 2002.

   Asset Purchase Agreement. Parent has agreed to cause the Surviving Corporation to satisfy all of the conditions necessary to consummate the transactions contemplated by the Asset Purchase Agreement, including, but not limited to, obtaining any required approval from the shareholders of the Surviving Corporation.

   Adoption of Plan of Merger. The Company will approve the Plan of Merger pursuant to and within the meaning of Section 2539(1) of the BCL. As soon as practicable after Purchaser's acceptance for payment for not less than 80% of all then outstanding Shares in accordance with the Offer, Purchaser will adopt the Plan of Merger pursuant to and within the meaning of Section 1924(a) of the BCL and will cause the Company to be deemed to have adopted the Plan of Merger pursuant to and within the meaning of Section 1924(b)(3) of the BCL.

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

   Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Closing Date of the following conditions:

  . the waiting periods under the HSR Act to the extent applicable to the consummation of the Merger or the transactions contemplated by the Asset Purchase Agreement shall have expired without a request for further information by the relevant federal authorities under the HSR Act or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities;

  . no preliminary or permanent injunction or other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

  . no action shall have been taken, and no statute, rule or regulation shall have been enacted, by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the consummation of the Merger illegal; and

  . all material governmental waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement, and all material consents from lenders or other third parties required to consummate the Merger, shall have been obtained and be in effect at the Effective Time.

   Conditions to Obligation of the Company to Effect the Merger. Unless waived by the Company, the obligation of the Company to effect the Merger is subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

  . Parent and Purchaser shall have performed in all material respects their agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Purchaser contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date, and the Company shall have received a certificate of an officer of Parent and of Purchaser to that effect; and

  .  The Company shall have received a legal opinion of counsel to Parent.

   Conditions to Obligations of Parent and Purchaser to Effect the Merger. Unless waived by Parent and Purchaser, the obligation of Parent and Purchaser to effect the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions:

  . The Company shall have performed in all material respects its agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in the Merger Agreement shall be true and correct in all material respects on and as of the date made and on and as of the Closing Date, and Parent shall have received a Certificate from an officer of the Company to that effect; and

  .  Parent shall have received a legal opinion of counsel to the Company.

   Termination. The Merger Agreement may be terminated at any time prior to the Closing Date by mutual consent or as follows:

  .  The Company shall have the right to terminate the Merger Agreement:

    .  if the Company's Board of Directors:

      . reasonably determines that the representations and warranties of Parent and Purchaser contained in the Merger Agreement are not true and correct in any material respect on and as of the date made and on and as of the date of the Board's determination; or

      . reasonably determines that the condition that all material governmental waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the

         Merger Agreement, and all material consents from lenders or other third parties required to consummate the Merger, shall have been obtained and be in effect at the Effective Time cannot be satisfied in all material respects on or prior to the Closing Date;

    . if the Merger is not completed by March 29, 2002 otherwise than on account of delay or default on the part of the Company or any of its affiliates or associates;

    . if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of the Company or any of its affiliates or associates;

    . if (A) the Company receives an offer from any third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) with respect to a merger, sale of substantial assets or other business combination involving the Company, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer would yield a higher value to the Company or its shareholders than the Merger and (C) Parent or Purchaser fails, within five (5) business days after Parent is notified of such determination and of the terms and conditions of such offer, to make an offer which is substantially equivalent to, or more favorable than, such offer;

    . if (A) a tender/exchange offer is commenced by a third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) for all outstanding shares of the Company's Common Stock, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer would yield a higher value to the Company or its shareholders than the Merger and (C) Parent or Purchaser fails, within five (5) business days after Parent is notified of such determination, to make an offer which is substantially equivalent to, or more favorable than, such tender/exchange offer; or

    . if Parent (A) fails to perform in any material respect any of its material covenants in the Merger Agreement and (B) does not cure such default in all material respects within thirty (30) days after notice of such default is given to Parent by the Company.

  .  Parent shall have the right to terminate the Merger Agreement:

    .  if Parent:

      . reasonably determines that the representations and warranties of Company contained in the Merger Agreement are not true and correct in any material respect on and as of the date made and on and as of the date of such determination; or

      . reasonably determines that the condition that all material governmental waivers, consents, orders and approvals required for the consummation of the Merger and the transactions contemplated by the Merger Agreement, and all material consents from lenders or other third parties required to consummate the Merger, shall have been obtained and be in effect at the Effective Time cannot be satisfied in all material respects on or prior to the Closing Date;

    . if the Merger is not completed by March 29, 2002 otherwise than account of delay or default on the part of Parent or any of its affiliates or associates;

    . if the Merger is enjoined by a final, unappealable court order not entered at the request or with the support of Parent or any of its affiliates or associates;

    . if the Company (A) fails to perform in any material respect any of its covenants in the Merger Agreement and (B) does not cure such default in all material respects within ten (10) days after notice of such default is given to the Company by Parent;

    . if, prior to the Purchaser having accepted Shares for payment pursuant to the Offer, the Asset Purchase Agreement or the Asset Sale Escrow Agreement shall have been terminated;

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

    . if, after the date of the Merger Agreement and prior to the Purchaser having accepted Shares for payment pursuant to the Offer, any Person (other than Parent or Purchaser) shall have acquired beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of more than 20% of the outstanding voting securities of the Company, and such person fails to tender such shares such that the Minimum Condition cannot be obtained by such failure to tender, or is granted an option or right to acquire more than 20% of such voting securities of the Company; or

    . if the Company shall have received an offer with respect to any Acquisition Transaction, and (A) the Board of Directors of the Company shall have withdrawn or modified (including by amendment of the Schedule 14D-9 filed by the Company in connection with the Offer) in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (B) the Company or its Board of Directors shall have approved, recommended or entered into an agreement with respect to, or consummated the transactions contemplated by any such Acquisition Transaction or (C) the Board of Directors of the Company shall have resolved to do any of the foregoing.

   Effect of Termination. In the event of termination of the Merger Agreement by either Parent or the Company, (a) the Merger Agreement will become void and there shall be no further obligation on the part of the Company, Parent, Purchaser or their respective officers or directors (except as set forth in certain provisions of the Merger Agreement which will survive the termination) and (b) each party's sole remedy will be to receive the amounts provided for in the Merger Agreement as agreed and liquidated damages, and none of Parent, Purchaser, the Company or any of their respective subsidiaries will have any further liability to any other party to the Merger Agreement.

   Expenses and Fees. All costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except as follows.

   The Company has agreed to pay to Parent a fee equal to One Million Five Hundred Thousand Dollars ($1,500,000.00):

  .  if the Company terminates the Merger Agreement pursuant to the following:

    . if (A) the Company receives an offer from any third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) with respect to a merger, sale of substantial assets or other business combination involving the Company, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer would yield a higher value to the Company or its shareholders than the Merger and (C) Parent fails, within five (5) business days after Parent is notified of such determination and of the terms and conditions of such offer, to make an offer which is substantially equivalent to, or more favorable than, such offer; or

    . if (A) a tender/exchange offer is commenced by a third party (excluding any affiliate of the Company or any group of which any affiliate of the Company is a member) for all outstanding shares of Company Common Stock,
       (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, that such offer would yield a higher value to the Company or its shareholders than the Merger and (C) Parent fails, within five (5) business days after Parent is notified of such determination, to make an offer which is substantially equivalent to, or more favorable than, such tender/exchange offer;

  .  if Parent terminates the Merger Agreement pursuant to the following:

    . the Company fails to perform in any material respect any of its material covenants in the Merger Agreement and does not cure such default in all material respects within ten (10) days after notice of such default is given to the Company by Parent;

    . prior to the Purchaser having accepted payment for the Shares, the Asset Purchase Agreement or the Asset Sale Escrow Agreement is terminated;

    . the Company receives an offer with respect to any Acquisition Transaction, and (A) the Board of Directors of the Company has withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of the Offer, (B) the Company or its Board of Directors has approved, recommended or entered into an agreement with respect to, or consummated the transactions contemplated by any such Acquisition Transaction or (C) the Board of Directors of the Company has resolved to do any of the foregoing;

    . after the date of the Merger Agreement and prior to the Purchaser having accepted Shares for payment pursuant to the Offer, any person (other than Parent or Purchaser) acquires beneficial ownership of more than 20% of the outstanding voting securities of the Company, and such person fails to tender such shares such that the Minimum Condition cannot be obtained by such failure to tender, or is granted an option or right to acquire more than 20% of such voting securities of the Company and, within six months after the date of the Merger Agreement, the Company consummates, or signs an agreement contemplating the consummation of, a transaction for the sale of all of the Shares; or

    . the Merger is not completed by March 29, 2002 as a result of the net assets of the Company (as determined by Parent using methodologies agreed among Parent, Purchaser and the Company) being less than $257,000,000.

   The Parent has agreed to pay the Company a fee equal to One Million Five Hundred Thousand Dollars ($1,500,000.00) if Parent terminates or is unable to consummate the Offer because the debt financing source shall not have provided to the Parent and to the Purchaser the applicable debt financing in an amount sufficient to pay the aggregate Per Share Amount for all outstanding Shares.

   Non-Survival of Representations and Warranties. None of the representations or warranties in the Merger Agreement will survive the Merger, and after the Effective Time of the Merger, none of the Company, Parent, Purchaser or any of their respective officers or directors will have any further obligation with respect thereto. However, the Surviving Corporation's obligations with respect to directors' and officers' indemnification and insurance will continue in full force and effect following the Effective Time.

   The Plan of Merger. The following is a summary of the Plan of Merger adopted pursuant to the Merger Agreement, which summary is qualified in its entirety by reference to the Plan of Merger which is filed as an exhibit to the Schedule TO.

   The Merger. At the Effective Time, subject to the conditions set forth in the Plan of Merger and the Merger Agreement and in accordance with the BCL, the Purchaser will be merged with and into the Company, the separate existence of Purchaser will cease, and the Company will continue as the Surviving Corporation. The Merger will have the effects specified in the BCL and other applicable law.

   Effective Time. The Merger will become effective at such time as the Articles of Merger are duly filed in the Department of State of the Commonwealth of Pennsylvania in accordance with the BCL (the "Merger Filing").

   Articles and By-laws of Surviving Corporation. The Articles of Incorporation of Purchaser as in effect immediately prior to the Effective Time will be the Articles of Incorporation of the Surviving Corporation, except that the name of the Surviving Corporation initially will be "Pitt-Des Moines, Inc." Thereafter, the Articles of Incorporation may be amended in accordance with their terms and as provided in the BCL. Parent, Purchaser and the Company have further agreed that:

  . no later than the 30th day after the Effective Time, the Articles of Incorporation of the Surviving Corporation will be amended to change the name of the Surviving Corporation to a name that does not include the words "Pitt-Des Moines" or the initials "PDM" or any similar words or letters;

  . for a period of 180 days after such time as the name of the Surviving Corporation is so amended, the Surviving Corporation will have the right to use the words "Pitt-Des Moines" and the initials "PDM" as its tradename, but only for the purposes of managing the remaining assets of the Surviving Corporation and identifying itself as the appropriate business entity in dealing with third parties to facilitate the sale of any of such assets and not for any other purpose; and

  . notwithstanding anything to the contrary in the foregoing, any subsidiary of the Surviving Corporation will be entitled to continue to use the initials "PDM" in its corporate name or in any tradename in the conduct of its business for a period of one year from the Effective Time.

The By-laws of Purchaser as in effect immediately prior to the Effective Time will be the By-laws of the Surviving Corporation and thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the BCL.

   Directors and Officers of Surviving Corporation. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

   Except as otherwise agreed, the officers of Purchaser in office immediately prior to the Effective Time will be the officers of the Surviving Corporation, to serve in accordance with the By-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The officers of the Company will be required to tender their respective resignations prior to the Effective Time. These resignations will be expressly conditional upon the consummation of the Merger and will take effect automatically as of the Effective Time without any further act of the Surviving Corporation.

   Conversion of Company Shares in the Merger. At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of the Company:

  . each Share that is issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares or Shares held by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company), will be automatically canceled and extinguished and converted automatically into the right to receive the Merger Consideration, payable, without interest, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share; and

  . each Share owned by Parent or any subsidiary of Parent or held in treasury by the Company or any subsidiary of the Company immediately prior to the Effective Time will be canceled and will cease to exist from and after the Effective Time.

   Conversion of Purchaser Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent as the sole shareholder of Purchaser, each issued and outstanding share of common stock, par value $.01 per share, of Purchaser ("Purchaser Common Stock") will be converted into one share of common stock, no par value per share, of the Surviving Corporation.

   Exchange of Certificates. From and after the Effective Time, each holder of an outstanding certificate that immediately prior to the Effective Time represented Shares will be entitled to receive in exchange therefor, upon surrender thereof to the Paying Agent, the Merger Consideration to which such holder is entitled pursuant to the Plan of Merger. No interest will be paid on any payment of the Merger Consideration.

   If any Merger Consideration is to be issued in a name other than that in which the certificate for Shares surrendered in exchange therefor is registered, the person requesting such exchange must (i) deliver the certificate representing such Shares to the Paying Agent properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer and (ii) pay any applicable transfer or other taxes.

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

   Promptly after the Effective Time, the Paying Agent will mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (the "Company Certificates") (i) a form letter of transmittal (which specifies that delivery will be effected, and risk of loss and title to the Company Certificates will pass, only upon actual delivery of the Company Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the applicable Merger Consideration. Upon surrender of Company Certificates for cancellation to the Paying Agent, together with a duly executed Letter of Transmittal and such other documents as the Paying Agent reasonably requires, the holder of such Company Certificates will be entitled to receive in exchange therefor the applicable Merger Consideration into which the Shares theretofore represented by the Company Certificates so surrendered shall have been converted pursuant to the provisions of the Plan of Merger, and the Company Certificates so surrendered will be canceled. Neither the Paying Agent nor any party to the Plan of Merger will be liable to a holder of Shares for Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   Promptly following the date which is nine months after the Effective Date, the Paying Agent will deliver to Parent all cash, certificates and other documents in its possession relating to the transactions described in the Plan of Merger and the Merger Agreement, and the Paying Agent's duties will terminate. Thereafter, each holder of a Company Certificate may surrender such Company Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration, without any interest thereon.

   In the event any Company Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Certificate to be lost, stolen or destroyed, the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration deliverable in respect thereof determined in accordance with the Plan of Merger. When authorizing such payment, the Board of Directors of the Surviving Corporation may require the owner of such lost, stolen or destroyed Company Certificate to give the Surviving Corporation a bond or otherwise give an indemnity as protection against any adverse claim that may be made against the Surviving Corporation with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

   Any Shares held by a holder who has demanded and perfected his right for payment of the fair value of such Shares in accordance with Subchapter 15D of the BCL and who, as of the Effective Time, has not effectively withdrawn or lost such right to payment, will not be converted into or represent a right to receive the Merger Consideration. The holder will only be entitled to such rights as are granted by the BCL.

   If any holder of Shares who demands payment of the fair value of such Shares under the BCL effectively withdraws or loses his right to appraisal rights, then, as of the later of the Effective Time or the occurrence of such event, such holder's Shares will automatically be converted into and represent only the right to receive the Merger Consideration without interest thereon, upon surrender of the certificate or certificates representing such Shares.

   The Company has agreed to give Parent prompt notice of any written notice of dissent, written demands for payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to the BCL and received by the Company. Parent will have the opportunity to direct all negotiations and proceedings with respect to demands for payment of the fair value under the BCL. The Company has agreed that, except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for payment of the fair value of any Shares or offer to settle any such demands.

   Closing of the Company's Transfer Books. At and after the Effective Time, holders of Shares will cease to have any rights as shareholders of the Company, except for the right to receive the applicable Merger Consideration pursuant to the Plan of Merger. At the Effective Time, the stock transfer books of the Company will be closed and no transfer of Shares which were outstanding immediately prior to the Effective Time will thereafter be made.

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   Treatment of Stock Options.  The Company will cause, immediately prior to the Effective Time, each then outstanding option to purchase Shares granted under any stock option plan or agreement then in effect with respect to Shares to either be exercised (whether or not such option is vested or immediately exercisable) or to be extinguished by virtue of the Merger if it has not been exercised prior to the Merger. The Company may provide for the "cashless" exercise of options by advancing the funds necessary for the exercise to be repaid out of the Merger Consideration.

   12.  Purpose of The Offer; The Merger; Plans for the Company.

   Purpose. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

   Vote Required to Approve the Merger. If the Minimum Condition is satisfied, Purchaser and the Company will have the power to approve the Merger and the transactions contemplated by the Merger Agreement without a vote of the Company's shareholders. If the Minimum Condition is satisfied, Purchaser intends to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's shareholders, in accordance with the BCL. In such event, the Merger would be accomplished without such a meeting.

   Dissenter's Rights. Shareholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, shareholders of the Company at the time of the Merger will have certain rights to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares outstanding immediately prior to the Effective Date in accordance with Subchapter 15D of the BCL.

   Under the BCL, shareholders who comply with these statutory procedures will, in the event they reject the Company's determination of fair value, be entitled to receive a judicial determination of the fair value of their Shares as of the time immediately prior to the Merger (excluding any appreciation or depreciation in anticipation of the Merger) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. Shareholders should recognize that the value so determined could be equal to or higher or lower than the price per Share paid pursuant to the Offer or the consideration per Share to be paid in the Merger.

   THE FOREGOING SUMMARY OF THE RIGHTS OF SHAREHOLDERS IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUBCHAPTER 15D OF THE BCL, A COPY OF WHICH IS ATTACHED TO THIS OFFER TO PURCHASE AS EXHIBIT A. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE BCL.

   Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the Per Share Amount. However, in the event that Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby shareholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, Purchaser may be

                                      36

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required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule
13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority shareholders in the Merger or such alternative transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to any such future Merger or such alternative transaction.

   Plans for the Company.

   Generally. If Purchaser obtains control of the Company pursuant to the Offer, immediately after the Effective Time, Parent expects to cause the Surviving Corporation and PDM Bridge to sell certain assets comprising generally the Bridge Division of the Company's business to the Asset Buyer, as described below.

   Following the consummation of the sale of these assets to the Asset Buyer, the Surviving Corporation's remaining assets will consist primarily of cash, cash equivalents, certain rights in respect of assets excluded from the sale of the Bridge Division to the Asset Buyer and rights in respect of assets excluded from prior asset sales by the Company and its subsidiaries (including the Strocal/Candraft Transaction, the Oregon Culvert Transaction, the CB&I Transaction and the Reliance Transaction), as well as the Company's interests in certain real property located in Warren, Pennsylvania and Des Moines, Iowa, and the Company's interests in certain domestic and foreign subsidiaries. The Surviving Corporation intends to sell such retained assets, but has no present agreements or commitments to do so, and may hold such retained assets indefinitely. The Surviving Corporation's liabilities will consist of environmental liabilities associated with all retained real property assets and liabilities associated with any other retained assets to the extent not assumed by the Asset Buyer or any other purchaser as a result of the foregoing transactions and any tax liabilities arising from the sales or transfers of such assets. The Surviving Corporation may make other investments, from time to time, in real and personal property, intangibles and financial assets, and may raise capital in the form of assets or cash, by the issuance of equity securities.

   If the transactions are consummated, the Seller will sell the assets to the Asset Buyer for the Asset Sale Purchase Price described below pursuant to the terms and conditions of the Asset Purchase Agreement attached as Exhibit (d)(3) to the Schedule TO.

   The Asset Buyer is a newly formed affiliate of Kirtland, formed specifically to acquire the Company's Bridge Division. It is a condition to the Asset Buyer's obligation to purchase the Bridge Division Assets (as defined below) that the Asset Buyer has obtained financing sufficient to consummate the transactions contemplated by the Asset Purchase Agreement. Under the Asset Purchase Agreement, the Asset Buyer has delivered commitment letters to the Company with respect to Asset Buyer's anticipated commercial financing for the transactions contemplated by the Asset Purchase Agreement and evidence of the bonding program for the Bridge Division to be in place on or prior to the Escrow Closing Date. The Asset Buyer has represented and warranted to the Company and PDM Bridge that (i) it does not have actual knowledge of any fact or circumstance that would reasonably cause it to believe that the financing contemplated by such commitment letters will not be timely consummated or that the bonding program will not be in place on or prior to the Escrow Closing Date and (ii) the financing contemplated by such commitment letters, together with anticipated equity investments in the Asset Buyer, is sufficient to consummate the transactions contemplated by the Asset Purchase Agreement and to satisfy the Asset Buyer's indemnification obligations under the Asset Purchase Agreement.

   Pursuant to the Asset Purchase Agreement, the Asset Buyer will offer employment to all employees of the Company and PDM Bridge who are employed in the Bridge Division, including certain members of senior management of the Bridge Division. The acceptance of these employment offers is not, however, a condition to the Asset Buyer's obligation to purchase the Bridge Division Assets under the Asset Purchase Agreement. The

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Company has informed Parent that the Company has been advised by Kirtland that
Kirtland intends to offer certain senior management of the Bridge Division an opportunity to invest along with Kirtland in a newly-formed entity that will, in turn, invest in the Asset Buyer, but that Kirtland does not expect this investment opportunity to exceed 12% of the overall investment in the Asset Buyer (on a fully diluted basis, inclusive of certain incentive-based compensation). The Company has further advised Parent that Kirtland has informed the Company that, although no agreement has yet been reached, Kirtland intends to discuss this investment proposal with management and expects to finalize the investment before the consummation of the transactions contemplated by the Asset Purchase Agreement. However, management's acceptance of the investment proposal is not a condition to the Asset Buyer's obligations under the Asset Purchase Agreement.

   Parent has also been advised by Kirtland that Kirtland intends to offer certain affiliates of Parent and Purchaser an opportunity to invest along with Kirtland in a separate newly-formed entity that will, in turn, invest in the Asset Buyer. Kirtland has informed Parent that it does not expect this investment opportunity to exceed 15% of the overall investment in the Asset Buyer on a fully diluted basis. No definitive agreement has yet been reached, but Kirtland has informed Parent that it expects to finalize the investment before the consummation of the transactions contemplated by the Asset Purchase Agreement. The consummation of this investment is not a condition to the Asset Buyer's obligations under the Asset Purchase Agreement.

   The Asset Purchase Agreement.

   The following is a summary of the Asset Purchase Agreement. This summary is qualified in its entirety by reference to the Asset Purchase Agreement which is filed as an exhibit to the Schedule TO.

   Acquired Assets. The Asset Purchase Agreement provides that the Asset Buyer will purchase, acquire and take assignment and delivery of, all of the assets of the Company and PDM Bridge used or useful to the Bridge Division of the Company's business (the "Bridge Division Assets"), including, without limitation, the following:

  . all of their interests in certain real estate owned and used in connection with the Bridge Division as of the date of the Asset Purchase Agreement, together with any and all buildings, plants and other structures and improvements thereon, and any and all fixtures attached thereto or located thereon;

  . all of their title to, interest in and rights under a certain real estate lease relating to the property described therein and all buildings, plants and other structures and improvements thereon, and any and all fixtures, machinery, installations, equipment and other property attached thereto or located thereon;

  . any and all plants, fixtures, machinery, installations, equipment, furniture, tools, spare parts, supplies, materials and other personal property used in or relating to the Bridge Division;

  . all of their title to, interest in and rights under certain leases of personal property;

  . all inventories used in or relating to the Bridge Division, including raw materials, supplies, parts, work in process and finished goods;

  . any and all of the trade accounts receivable, notes receivable and miscellaneous receivables of the Bridge Division;

  . all of their rights under certain agreements with respect to employees and independent contractors and all of their rights under certain employee plans and any related funding media, assets, reserves, credits and service agreements;

  . all of their rights under all contracts, commitments and agreements used in or relating to the Bridge Division;

  . all of their transferable rights under certain licenses, permits and approvals, both governmental and private;

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  .  all of their trademarks, service marks, trade names, trade secrets,
     Internet domain names, copyrights, designs, patents (and all applications relating thereto, licenses (as licensee or licensor)) used in or relating to the Bridge Division and all goodwill and other agreements and applications with respect to the foregoing, production records, technical information, manufacturing know-how, processes, customer lists, telephone numbers and other intangible assets used in or relating to the Bridge Division;

  . all of their accounting books, records and ledgers used in or relating to the Bridge Division, employment and personnel records for all employees of such business, information systems and all other documents and records relating to the assets being acquired by the Asset Buyer;

  . all of their title to and interest in motor vehicles and trailers used in conjunction with the Bridge Division;

  . all of the cash, commercial paper or cash equivalents of the Bridge Division on hand, including all cash in certain specified bank accounts, except for certain cash being transferred from those accounts as required by the Asset Purchase Agreement; and

  .  all of their interests in the Chippewa Valley Track LLC.

   Excluded Assets. The Asset Purchase Agreement provides that the Asset Buyer will not purchase, and the Bridge Division Assets will not include, any of the following assets:

  . the consideration received by the Company or PDM Bridge pursuant to the Asset Purchase Agreement;

  . the rights of the Company and/or PDM Bridge under the Asset Purchase Agreement;

  . the assets associated with, or held as plan assets by, certain specified employee benefit plans;

  . all records and all rights and interests of the Company in any computer software license or related service agreements, which in each case are not used primarily in the Bridge Division and are not material to the operation of the Bridge Division;

  . any and all cash, commercial paper or cash equivalents that is not cash, commercial paper or cash equivalents of the Bridge Division or in certain enumerated bank accounts;

  . any and all trade accounts receivable, notes receivable and miscellaneous receivables of the Company not relating to the Bridge Division;

  . any intercompany indebtedness between the Company and any of its subsidiaries; and

  . any refund claims for sales or income taxes of the Company or PDM Bridge and any overpaid tax accounts.

   Assumed Obligations. The Asset Purchase Agreement provides that the Asset Buyer will assume, and agree to pay, perform, fulfill and discharge, all obligations and liabilities related to or arising out of the Bridge Division or the Bridge Division Assets, other than certain excluded liabilities. The obligations assumed by the Asset Buyer include the following:

  . all obligations and liabilities under the real property lease, personal property leases, employee agreements and contracts constituting part of the Bridge Division Assets;

  . all obligations and liabilities reflected on the interim balance sheet provided by the Company in connection with the Asset Purchase Agreement which remain unpaid, other than certain excluded liabilities;

  . all obligations and liabilities incurred in connection with the Bridge Division in the ordinary course subsequent to the date of the interim balance sheet, other than any obligations or liabilities for indebtedness for borrowed money and any obligations or liabilities for income or sales taxes;

  . all obligations and liabilities relating to the Company's regular and special severance plans pertaining to the employees of the Bridge Division;

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

  .  all obligations and liabilities relating to certain employee benefit plans;

  .  all obligations and liabilities arising out of environmental laws; and

  .  all obligations and liabilities relating to certain indemnity agreements.

   Excluded Liabilities. The Asset Purchase Agreement provides that the Asset Buyer will not assume, and will not be deemed to have assumed, any liability or obligation related to or arising out of the following unassumed liabilities and obligations:

  .  any liabilities or obligations for indebtedness for borrowed money;

  .  any liabilities for any federal, state or local income taxes;

  . any liability for workmen's compensation claims relating to injuries that occurred prior to the consummation of the transactions contemplated by the Asset Purchase Agreement;

  . any liabilities or obligations under certain specified employee benefit plans;

  . any liabilities or obligations relating to Hartwig Mfg. Corp. being named as a potentially responsible party for the release of hazardous substances from the Holtz & Krause landfill site located in the City of Wausau, Marathon County, Wisconsin;

  . except as otherwise expressly agreed among the parties, all liabilities or obligations for expenses (including fees and disbursements of counsel, independent public accountants and investment bankers) incurred by the Company or PDM Bridge in connection with the purchase transaction described in the Asset Purchase Agreement;

  . any intercompany obligations of the Bridge Division to affiliates of the Company or PDM Bridge; and

  . any other liabilities or obligations not related to or arising out of the Bridge Division or the Bridge Division Assets.

   Purchase Price. The Asset Buyer will pay, as the aggregate purchase price for the Bridge Division Assets, Ninety-Eight Million Five Hundred Thousand Dollars ($98,500,000.00) (the "Asset Sale Purchase Price"). The Asset Buyer will pay the purchase price by depositing the full amount of the purchase price (or such larger amount as may be required as described under the heading "Closing/Escrow Procedures" below) into escrow, to be held pursuant to the terms and conditions of the Asset Sale Escrow Agreement, as described below. The Asset Buyer will provide the Surviving Corporation with a schedule setting forth the proposed allocation of the Purchase Price among the Bridge Division Assets.

   Asset Sale Closing Date. The closing of the transactions contemplated by the Asset Purchase Agreement will be held on the Closing Date of the Merger, but not later than March 29, 2002.

   Representations and Warranties. The Asset Purchase Agreement contains various customary representations and warranties of the parties thereto including, without limitation, representations and warranties by each of the Company, PDM Bridge and the Asset Buyer as to their respective organization and qualification, authority, authorization and approval to enter into the Asset Purchase Agreement and to consummate the transactions contemplated thereby, non-contravention of law, non-contravention of the party's constitutional documents or prior agreements, the fact that no governmental consents or approvals are necessary for the execution and delivery of the Asset Purchase Agreement or the consummation of the transactions contemplated thereby, the absence of any broker representation in connection with the consummation of the transactions contemplated by the Asset Purchase Agreement, and with respect to the HSR Act. The Asset Purchase Agreement also contains representations and warranties of the Company and PDM Bridge as to their subsidiaries, their reports and financial statements, the absence of any undisclosed liabilities, the absence of certain changes or events, the absence of litigation, the absence of any violations of law, their compliance with agreements, certain tax matters, employee benefit plans, labor relations, environmental matters, intellectual property, title to assets, compensation of and contracts with employees, real property, equipment, inventories, insurance, suppliers and customers, adequacy and sufficiency of the assets to the conduct of the Bridge Division of the Company's business, collectibility of accounts receivable, potential conflicts of interest, indebtedness, bank accounts, certain matters related to the Chippewa Valley Track LLC and disclosure. In addition, the Asset Purchase Agreement contains representations and warranties of the Asset Buyer with respect to bonding and financing to be obtained by it, the Asset Buyer's solvency, and its satisfaction as to the condition of the assets.

   Conduct of Business Pending Closing. The Company and PDM Bridge covenant and agree in the Asset Purchase Agreement that, from and after the date of the Asset Purchase Agreement and until the closing of the transactions contemplated thereby, unless otherwise specifically consented to or approved by the Asset Buyer in writing, the Company and PDM Bridge:

  . will afford to the Asset Buyer and its authorized representatives full access during normal business hours to all properties, assets, books, records, tax returns, financial information, contracts and documents of the Company and PDM Bridge and a full opportunity to make such reasonable investigations as they desire to make of the Company and PDM Bridge or with respect to the Bridge Division Assets;

  . will maintain the Bridge Division Assets in good operating condition and repair, and make all necessary renewals, additions and replacements thereto consistent with past practices, and will carry on the business of the Bridge Division diligently and substantially in the same manner and will not make or institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting or operation;

  . will not grant any general or uniform increase in the rates of pay of employees of the Bridge Division, or grant any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment to, for or with any such employees;

  . will not increase the compensation payable or to become payable to officers, key salaried employees or agents of the Bridge Division, or increase any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers, key salaried employees or agents;

  . in the case of PDM Bridge, will not declare or pay any dividends on, or make any other distribution, directly or indirectly, in respect of any shares of its capital stock, or issue, purchase, redeem or acquire for value any shares of its capital stock;

  . will transfer cash to a Company controlled account specified by Purchaser as described under the heading "Closing/Escrow Procedures" below;

  . will not enter into any contract for the design, procurement and fabrication of steel bridges in excess of $2.5 million or engage in any transaction with respect to the Bridge Division involving a commitment of more than $50,000 or otherwise not in the ordinary course and consistent with the prior practices of the Bridge Division, and will not modify in any material respect certain specified bids for contracts relating to the engineering and design, procurement and fabrication of steel bridges;

  . will not purchase or sell or otherwise dispose of any capital asset of the Bridge Division with a market value in excess of $50,000, or any such capital assets with an aggregate market value in excess of $100,000, without the prior written consent of the Asset Buyer, and in no event will purchase, sell or otherwise dispose of any capital asset other than in the ordinary course of business consistent with past practice;

  . will maintain with financially sound and reputable insurance companies, funds or underwriters adequate insurance for the Bridge Division of the kinds, covering such risks and in such amounts and with such deductibles and exclusions as are consistent with past practice;

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  .  will use all commercially reasonable efforts to preserve the organization of the Bridge Division, to keep available to the Asset Buyer the present key officers and employees of the Company and PDM Bridge employed in the Bridge Division and to preserve for the Asset Buyer the present relationships of the Company's and PDM Bridge's suppliers, customers, independent contractors and others having business relations with the Company and PDM Bridge;

  . will not do any act or omit to do any act, or permit any act or omission to act, which will cause a material breach of any contract, commitment or obligation of the Company or PDM Bridge with respect to the Bridge Division;

  . will comply in all material respects with all laws, regulations and orders applicable with respect to the Bridge Division or the Bridge Division Assets;

  . will promptly advise the Asset Buyer in writing of any action or condition which is reasonably likely to result in a material adverse effect on the business, operations, properties or assets, liabilities or condition (financial or otherwise) of the Bridge Division;

  . will not initiate, solicit, negotiate, encourage or provide confidential information to facilitate any proposal or offer to acquire all or any substantial part of the Bridge Division Assets or the Bridge Division, whether by merger, purchase, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof, other than with respect to the transactions contemplated by the Merger Agreement; and

  . will use all commercially reasonable efforts to cause the satisfaction of the conditions precedent contained in the Asset Purchase Agreement and to cooperate with all reasonable requests of the Asset Buyer and the Asset Buyer's counsel or agents in connection with the consummation of the transactions contemplated thereby, including with respect to the Chippewa Valley Track LLC.

   Conditions Precedent to Asset Buyer's Obligations. Unless waived by the Asset Buyer, the obligation of the Asset Buyer to consummate the transactions contemplated by the Asset Purchase Agreement is subject to the satisfaction, at or prior to the Escrow Closing Date and the Closing Date, as applicable, of each of the following conditions:

  . the Company and PDM Bridge shall have performed and complied with all of their obligations under the Asset Purchase Agreement to be performed or complied with under the Asset Purchase Agreement in all material respects by each on or prior to the Closing Date;

  . there shall not have been, and shall not be a reasonable threat of the occurrence of, a material adverse effect on the business, operations, properties or assets, liabilities or condition (financial or otherwise) of the Bridge Division;

  . the delivery of a written legal opinion of counsel to the Company and PDM Bridge;

  . no restraining order or injunction shall prevent the transactions contemplated by the Asset Purchase Agreement;

  . the receipt by the Asset Buyer of the financing described in the commitment letters delivered to the Company and a bonding program consistent with the information delivered to the Company pursuant to the Asset Purchase Agreement;

  . on or prior to the Escrow Closing Date, all documents and other items required to be delivered by the Company and PDM Bridge shall have been delivered to the escrow agent; and

  . the Company shall have delivered the written consent of the sole shareholder of the Company, the written consent of the sole shareholder of PDM Bridge, and certified copy of a resolution of the Board of Directors of the Company, in each case authorizing and approving the transactions contemplated by the Asset Purchase Agreement;

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  .  the receipt by the Asset Buyer, the Company and PDM Bridge of all
     government approvals and consents required for the transactions contemplated by the Asset Purchase Agreement; and

  . all required filings under the HSR Act shall have been completed and all applicable time limitations under such HSR Act shall have expired without a request for further information by the relevant federal authorities under such HSR Act, or, in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

   Conditions Precedent to the Company's and PDM Bridge's Obligations. Unless waived by the Company and PDM Bridge, the obligation of the Company and PDM Bridge to consummate the transactions contemplated by the Asset Purchase Agreement is subject to the satisfaction, at or prior to the Escrow Closing Date and the Closing Date, as applicable, of each of the following conditions:

  . the representations and warranties made by the Asset Buyer in the Asset Purchase Agreement shall be true and correct in all material respects at and as of the Escrow Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Escrow Closing Date; and such representations and warranties shall be true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date;

  . the Asset Buyer shall have performed and complied with all of its obligations under the Asset Purchase Agreement that are to be performed or complied with by it at or prior to the closing;

  . on or prior to the Escrow Closing Date, all documents and other items required to be delivered by the Asset Buyer shall have been delivered to the escrow agent;

  .  the delivery of a written legal opinion of counsel to the Asset Buyer;

  . no restraining order or injunction shall prevent the transactions contemplated by the Asset Purchase Agreement;

  . the Merger shall have been consummated and the requisite shareholder vote shall have been obtained to approve the transactions contemplated by the Asset Purchase Agreement on or prior to the Closing Date; and

  . all required filings under the HSR Act shall have been completed and all applicable time limitations under such HSR Act shall have expired without a request for further information by the relevant federal authorities under such HSR Act, or in the event of such a request for further information, the expiration of all applicable time limitations under the HSR Act shall have occurred without the objection of such federal authorities.

   Non-Competition. For a period from the date of the Asset Purchase Agreement until the fifth anniversary of the Closing Date, neither the Company nor PDM Bridge may, without the prior written consent of the Asset Buyer:

  . engage anywhere in the world, directly or indirectly, alone or as a shareholder (other than as a holder of less than 1% of the capital stock of any publicly-traded corporation), partner, manager or consultant, in any business organization that is engaged or becomes engaged in a business that is the same or similar to the business of the Bridge Division;

  . divert to any competitor of the Asset Buyer or its affiliates any customer of the Asset Buyer or its affiliates; or

  . solicit or encourage any officer, employee or consultant of the Asset Buyer or any of its affiliates to leave the Asset Buyer's employ for employment by or with the Company, PDM Bridge or any competitor of the Asset Buyer or any of its affiliates.

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

   Use of Name. The Asset Buyer is purchasing all of the rights to the business names of the Company and PDM Bridge used in the business of the Bridge Division. The Company and PDM Bridge will therefore not be entitled to use the name "PDM Bridge" or variations thereof as corporate or business names or titles anywhere in the world from and after the closing. PDM Bridge will, simultaneously with the closing, undertake and promptly pursue all necessary action to change its business and corporate names to new names bearing no resemblance to its present name. However, for a period of 180 days after such time as the name of PDM Bridge is amended, the Company will have the right to use the words "Pitt-Des Moines" and the initials "PDM" as its tradename, but only for the purposes of managing the remaining assets of the Company and PDM Bridge and identifying itself as the appropriate business entity in dealing with third parties to facilitate the sale of any of such assets and not for any other purpose, including, without limitation, use of "Pitt-Des Moines" or "PDM" as a trademark for the purpose of marketing or promoting any product or service. Any subsidiary of the Company other than PDM Bridge may continue to use the initials "PDM" in its corporate name or in any tradename in the conduct of its business for a period of one year from the Closing Date.

   Employees. The Asset Buyer has agreed to make offers of employment to all of the Company's and PDM Bridge's employees employed in the Bridge Division on the Closing Date. Each such offer of employment will be at the same base salary (or hourly compensation) level as in effect, with respect to such employee, immediately prior to the Closing Date. At the closing, the Asset Buyer will assume the collective bargaining agreements applicable to the hourly employees of the Company and PDM Bridge employed in the Bridge Division. The Asset Buyer will also assume, and will honor, pay, perform and satisfy when due, any and all liabilities, obligations and responsibilities to, or in respect of, each employee of the Company or PDM Bridge who becomes an employee of the Asset Buyer, arising under the terms of, or in connection with, any assumed plan obligations, with respect to events or claims arising at any time. The Asset Buyer will be solely responsible for and will indemnify and hold the Company and its subsidiaries harmless from any obligations or losses relating to claims made by any of the employees of the Company or PDM Bridge who become employees of the Asset Buyer for their compensation, severance or termination pay, benefits or notice under any applicable federal, state or local law or under any plan, policy, practice or agreement, in each case, that accrues after the Closing Date and arises as a result of their employment or separation from employment with the Asset Buyer or its subsidiaries after the Closing Date.

   Completion of Merger. The Company has agreed with the Asset Buyer that it will use all commercially reasonable efforts to cause the consummation of the Merger. Unless the Company is otherwise excused from consummation of the closing of the transactions contemplated by the Asset Purchase Agreement, the Company will not, without the prior written consent of the Asset Buyer, waive any right to require performance of the Merger Agreement by any other party thereto, amend, modify or supplement the Merger Agreement in any manner that has the effect of excusing performance of the Merger Agreement by the Company or any other party thereto, or consent to any termination of the Merger Agreement.

   No Survival of Representations and Warranties. None of the representations and warranties of the parties made in the Asset Purchase Agreement or otherwise made orally or in writing in connection with the transactions contemplated thereby will survive the closing.

   Indemnity. The Company and PDM Bridge have jointly and severally agreed to indemnify and hold harmless the Asset Buyer, and the Asset Buyer has agreed to indemnify and hold harmless the Company and PDM Bridge from and with respect to any and all claims, liabilities, losses, damages, costs and expenses, including without limitation the reasonable fees and disbursements of counsel, related to or arising directly or indirectly out of any failure or any breach by either party of any covenant (a) made by such breaching party which, by its terms, is to be performed after the closing of the transactions contemplated by the Asset Purchase Agreement; or (b) which arises in connection with the excluded liabilities or assumed obligations, as the case may be. In addition, the Asset Buyer has agreed to indemnify the Company and PDM Bridge and to hold them harmless from and with respect to for any losses arising from any failure of such parties to obtain any consent of any third party to the consummation of the transactions contemplated by the Asset Purchase Agreement or to the conveyance of the Bridge Division Assets to the Asset Buyer.

   Consents. It is not a condition precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement that the Company or PDM Bridge obtain any consent from any third party or parties to any agreement or instrument. The failure to obtain any such consent will not constitute a breach of any representation, warranty, covenant or agreement made by the Company or PDM Bridge in the Asset Purchase Agreement. To the extent that any consent, approval, novation or waiver with respect to a nonassignable contract or nonassignable permit is not obtained on or prior to the Closing Date, the Company and PDM Bridge have agreed that they will seek to provide the Asset Buyer the benefits and risks of such contract or permit to the extent relating to the Bridge Division, subject to certain limitations. The Asset Buyer has agreed to indemnify, defend and hold harmless the Company and PDM Bridge from any and all losses arising out of such requested cooperation and arrangements.

   Termination. The Asset Purchase Agreement (other than certain provisions specifically identified therein) may be terminated at any time prior to the closing of the transactions contemplated by the Asset Purchase Agreement by mutual written consent of all parties or as follows:

  . by either the Asset Buyer or the Company in writing to the other party, without liability to the terminating party on account of such termination, if the closing does not occur on or before March 29, 2002, other than as a consequence of the intentional breach or the intentional default by the terminating party;

  . by the Asset Buyer on or at any time prior to the Escrow Closing Date by written notice to the Company in the event of a material breach by the Company or PDM Bridge of their representations and warranties or covenants or agreements set forth in the Asset Purchase Agreement, in each case which (1) cannot or has not been cured within the specified time periods and (2) has not been waived in writing by the Asset Buyer;

  . by the Company on or at any time prior to the Escrow Closing Date by written notice to the Asset Buyer in the event of a material breach by the Asset Buyer of its representations and warranties or covenants or agreements set forth in the Asset Purchase Agreement, in each case which
     (1) cannot or has not been cured within the specified time periods and (2) has not been waived in writing by the Company, except in any case where any such breach is not reasonably likely to affect adversely the ability of the Asset Buyer to consummate the transactions contemplated by the Asset Purchase Agreement;

  . by the Company by written notice to the Asset Buyer if (A) the Company receives a bona fide offer from any third party with respect to a merger, sale of substantial assets or other business combination involving the Company which requires the Company to terminate the Asset Purchase Agreement, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, and receipt of a legal opinion from counsel to the Company that the failure to terminate the Asset Purchase Agreement would more likely than not constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of the Company, that such offer would yield a higher value to the Company or its shareholders than the Merger and (C) each of Parent and the Asset Buyer fails (whether individually or collectively), within five
     (5) business days after each is notified of such determination and of the terms and conditions of such offer, to make an offer which is substantially equivalent to, or more favorable than, such offer; or

  . by the Company by written notice to the Asset Buyer if (A) a bona fide tender/exchange offer is commenced by a third party for all outstanding shares of the Company's Common Stock which is conditioned upon termination of the Asset Purchase Agreement, (B) the Company's Board of Directors determines, in good faith and after consultation with an independent financial advisor, and receipt of a legal opinion from counsel to the Company that the failure to terminate the Asset Purchase Agreement would more likely than not constitute a breach of the fiduciary duty of the Board of Directors to the shareholders of the Company, that such offer would yield a higher value to the Company or its shareholders than the Merger and (C) each of Parent and the Asset Buyer fails (whether individually or collectively) within five (5) business days after each is notified of such determination, to make an offer which is substantially equivalent to, or more favorable than, such tender/exchange offer.

   In the event of a termination of the Asset Purchase Agreement as a result of a material breach, the non-breaching party will have the right to exercise all of its legal rights and remedies under law, including but not limited to specific performance. In the event of a termination of the Asset Purchase Agreement pursuant to an offer from a third party with respect to a merger, sale of assets or tender/exchange offer, the Asset Buyer's sole remedy will be to receive a sum equal to $3,500,000 as agreed and liquidated damages.

   Expenses. The Company and PDM Bridge, on the one hand, and the Asset Buyer, on the other hand, will share equally the first $800,000 of the following fees, expenses and taxes: (i) any HSR Act filing fee, (ii) the premium for certain representation and warranty insurance for the benefit of the Asset Buyer, (iii) all transfer and sales taxes payable with respect to the sale and conveyance of the Bridge Division Assets to the Asset Buyer, and (iv) certain costs associated with title insurance with respect to properties located in Wisconsin and Florida. The Asset Buyer has agreed to pay any and all closing expenses in excess of $800,000. All expenses of the preparation, execution and consummation of the Asset Purchase Agreement and of the transactions contemplated by the Asset Purchase Agreement, including without limitation attorneys', accountants' and outside advisers' fees and disbursements, will be borne by the party incurring such expenses. The Asset Buyer has agreed to reimburse certain operating expenses of the Bridge Division that have been paid by the Company and PDM Bridge Corp. from sources other the business accounts of the Bridge Division. These amounts will be reimbursed to the Company by deposit with the escrow agent under the Asset Sale Escrow Agreement, to be released to the Surviving Corporation on the Closing Date.

   Public Statements or Releases. The parties have agreed not to make, issue or release any public announcement, statement or acknowledgment of the existence of, or reveal the status of, the Asset Purchase Agreement or the transactions provided for therein, without first obtaining the consent of the other parties thereto, which consent will not be unreasonably withheld, conditioned or delayed. Each party may, however, make such disclosures as such party may consider necessary in order to obtain financing for the transactions contemplated thereby or to satisfy such party's legal or contractual obligations.

   Closing/Escrow Procedures

   The closing of the transactions contemplated by the Merger Agreement and the Asset Purchase Agreement will take place through the following escrow arrangements.

   The Merger Agreement provides that, on the Escrow Closing Date, the Company will deliver to Parent a certificate of the Chief Financial Officer of the Company certifying that, as of such date, the Company possesses unrestricted cash in an amount of at least $132,000,000 (the "Minimum Cash Amount") and, on such Escrow Closing Date, the Company will transfer cash in an amount equal to the Minimum Cash Amount to a Company account established for that purpose at a financial institution designated by Purchaser.

   The Asset Purchase Agreement provides that the Company will deliver to the Asset Buyer, no later than one business day prior to such Escrow Closing Date, a certificate specifying the Escrow Closing Date. The Asset Purchase Agreement further provides that, on the Escrow Closing Date, the Company will duly execute and deliver to the escrow agent under the Asset Sale Escrow Agreement all of the deeds, certificates of title, assignment and assumption agreements, bills of sale, powers of attorney and other instruments of transfer and closing documents required under the Asset Purchase Agreement to consummate the sale of the Bridge Division Assets to the Asset Buyer (the "Purchase Escrowed Items") and the Asset Buyer will deliver the purchase price to the escrow agent, together with certain duly executed assignment and assumption agreements and closing certificates required by the Asset Purchase Agreement.

   The Asset Purchase Agreement also requires the Company and PDM Bridge to transfer, on the Escrow Closing Date, cash in the amount of $30,500,000 to a Company controlled account designated by Purchaser. The Asset Sale Purchase Price will be increased by an amount equal to any shortfall in the amount that is so transferred. In addition, the Asset Buyer has agreed to pay to the Company and PDM Bridge at closing an amount equal to all operating expenses of the Bridge Division paid by the Company or PDM Bridge other than from the Bridge Division bank accounts for the period from January 1, 2002 to the closing. These reimbursed expenses will be paid by deposit, on the Escrow Closing Date, by the Asset Buyer to the escrow agent under the Asset Sale Escrow Agreement, of an amount equal to such reimbursable expenses.

   The Asset Sale Escrow Agreement provides, among other things, that, immediately following the filing by the escrow agent of articles of merger with respect to the Merger with the Department of State of the Commonwealth of Pennsylvania, the escrow agent will (i) disburse to the Surviving Corporation in the Merger, by wire transfer of immediately available funds, an amount equal to the Asset Sale Purchase Price (as the same may be adjusted as discussed above) plus the reimbursed expenses of the Company described above (collectively, the "Escrow Amount") and (ii) release each of the Purchase Escrowed Items to the party entitled to receive the same in accordance with the instructions set forth in the schedule to the Asset Sale Escrow Agreement.

   If a Return Event (as defined below) occurs, the escrow agent will return the Purchase Escrowed Items to the parties that had previously deposited them and will disburse the Escrow Amount to the agent for the senior lenders of the Asset Buyer ("Senior Lenders' Agent") for the account of the Asset Buyer. In such event, the Asset Sale Escrow Agreement will continue in full force and effect until the Asset Purchase Agreement is terminated. A "Return Event" will occur if (i) the expiration date of the Offer has not occurred on the first Business Day after any Escrow Closing Date and Buyer or Senior Lenders' Agent requests the return of the Purchase Escrowed Items; (ii) the Asset Buyer, on the one hand, or the Company and PDM Bridge, on the other hand, have identified any exception to the representations and warranties required to be made under the Asset Sale Escrow Agreement and any party to the Asset Sale Escrow Agreement requests the return of the Purchase Escrowed Items; or (iii) on the Escrow Closing Date, the Asset Buyer, on the one hand, or the Company and PDM Bridge, on the other hand, fails to deliver a certificate confirming that all of the conditions to closing under the Asset Purchase Agreement have been satisfied.

   If the Asset Purchase Agreement is terminated at any time prior to the acceptance for payment by Purchaser of any Shares in connection with the Offer, the Purchase Escrowed Items theretofore delivered will be returned by the escrow agent to the party which had previously deposited them and any Escrow Amount will be disbursed to Senior Lenders' Agent for the account of the Asset Buyer, and the Asset Sale Escrow Agreement will thereafter terminate.

   In the event of a dispute between the parties to the Asset Sale Escrow Agreement, the escrow agent will, in its discretion, be entitled to transfer to a court of competent jurisdiction all amounts then held in escrow and, upon such transfer and upon the commencement of appropriate proceedings therein, the escrow account under the Asset Sale Escrow Agreement will be deemed dissolved and the Asset Sale Escrow Agreement will terminate.

   13. Dividends and Distributions. According to the Company's Annual Report on Form 10-K for the year ended December 31, 2000, the Company paid cash dividends of $5.9 million ($.80 per share) in 2000 compared with $5.0 million ($.68 per share) in 1999 and $4.4 million ($.60 per share) in 1998. According to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001, the Company paid cash dividends of $3.0 million and $4.4 million, or $0.40 and $0.60 per share, during the nine months ended September 30, 2001 and 2000, respectively. Pursuant to the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Purchaser, to declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise.

   14. Effect of the Offer on the Market for the Shares, American Stock Exchange Listing and Exchange Act Registration. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which will likely adversely affect the liquidity and market value of the remaining Shares held by shareholders other than Purchaser. The extent of the public market, if any, for Shares and the availability of price quotations in respect thereof following the purchase of Shares pursuant to the Offer will depend upon the number of holders of Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

   Stock Quotations. Depending on the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the listing requirements of the American Stock Exchange ("AMEX"). According to the AMEX's published guidelines, the AMEX would consider delisting the Shares if the number of public shareholders (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated (i.e. 10% or greater) holdings (the "AMEX Excluded Holdings")) falls below 300, the number of publicly held Shares (exclusive of AMEX Excluded Holdings) falls below 200,000 or the aggregate market value of publicly held Shares (exclusive of AMEX Excluded Holdings) falls below $1,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the AMEX for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

   If the AMEX were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for the Shares and the availability of the quotations would depend, however, upon factors such as the number of shareholders and the aggregate market value of the Shares remaining at that time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be higher or lower than the Per Share Amount.

   Exchange Act Registration. The Shares are currently registered under the Exchange Act. This registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement in connection with shareholders' meetings pursuant to Section 14(a) and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Purchaser intends to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

   If the registration of the Shares is not terminated prior to the Merger, then the Shares will be delisted from all stock exchanges and the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger.

   If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on AMEX.

   Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares for the purpose of buying, carrying or trading in securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In any event, the Shares will cease to be "margin securities" if registration of the Shares under the Exchange Act is terminated.

   15.  Certain Conditions of the Offer.

   Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may extend the Expiration Date and thereby postpone the acceptance for payment of and payment for Shares tendered, if (i) the Minimum Condition has not been satisfied, (ii) any waiting period under the HSR Act applicable to the consummation of the transactions contemplated by the Asset Purchase Agreement has not expired or been terminated prior to the expiration of the Offer, (iii) Parent has not received a legal opinion of counsel to the Company in the form attached to the Merger Agreement, or (iv) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions exists:

  . there shall have been issued any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, resulting from any action or proceeding brought by any person other than any governmental, administrative or regulatory authority or agency, domestic or foreign, which:

    . makes illegal, impedes, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the consummation of any other transactions contemplated by the Merger Agreement or seeks to obtain material damages;

    . prohibits or limits ownership or operation by the Company, Parent or Purchaser of all or any material portion of the business or assets of the Company, Parent or any of their subsidiaries, in each case as a result of the transactions contemplated by the Merger Agreement, or seeks to impose any material limitation on the ability of Parent or Purchaser to conduct its business, own such assets, or consummate the transactions contemplated by the Asset Purchase Agreement or the Asset Sale Escrow Agreement;

    . imposes limitations on the ability of Parent or Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser or Parent pursuant to the Offer or otherwise on all matters properly presented to the Company's shareholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby, except as specifically provided in Subchapter 25(G) of the BCL provided that such Subchapter 25(G) does not prohibit the consummation of the Merger without the approval of the Company's shareholders pursuant to Section 1924(b)(1)(ii) of the BCL;

    .  requires divestiture by Parent or Purchaser of any Shares; or

    .  has a Material Adverse Effect (as defined in the Merger Agreement);

  . there shall have been any action taken, or any law, statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to Parent, the Company (or any subsidiary or affiliate of Parent or the Company) or any of the transactions contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer and the Merger, which results in any of the consequences set forth in the preceding paragraph;

  . any change (other than any change (x) arising in the ordinary course of business, (y) arising out of changes in general economic, regulatory or political conditions or (z) arising out of changes which affect the markets in which the Company operates in general) shall have occurred that would have a Material Adverse Effect;

  . the net assets of the Company, determined by Parent using certain agreed methodologies, are less then $257,000,000;

  . any of the representations or warranties made by the Company in the Merger Agreement shall be untrue or incorrect, in each case as of the date of the Merger Agreement and the expiration date of the Offer (except as permitted by the Merger Agreement);

  . the Company's Board of Directors shall have withdrawn, modified or amended in any respect adverse to Parent or Purchaser its recommendation of the Offer and the Company shall have entered into an agreement providing for or implementing an Acquisition Transaction, or shall have resolved to do any of the foregoing;

  . the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, or any party thereto shall have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of such party to be performed or complied with by it under the Asset Purchase Agreement or the Asset Sale Escrow Agreement;

  . the Company, PDM Bridge or the Asset Buyer shall have failed to deliver an irrevocable certificate to the escrow agent under the Asset Sale Escrow Agreement confirming that all conditions precedent to the closing of the transactions contemplated by the Asset Purchase Agreement have been satisfied or waived or any closing document to be delivered on or prior to the closing of the transactions contemplated thereby shall not have been irrevocably delivered, together with the full amount of the Asset Sale Purchase Price paid to be held in escrow pending the consummation of the Offer and the Merger;

  . the Merger Agreement, the Asset Purchase Agreement or the Asset Sale Escrow Agreement shall have been terminated in accordance with its terms;

  . Parent, Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder;

  . any proceeding shall have been instituted by or against the Company, PDM Bridge or the Asset Buyer seeking to adjudicate such party a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such party or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for such party or for any substantial part of such party's property;

  . the Company, PDM Bridge or the Asset Buyer shall have failed to pay its debts as such debts become due or shall have admitted in writing its inability to pay its debts generally; or

  . the Company, PDM Bridge or the Asset Buyer shall have made a general assignment for the benefit of creditors.

   The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time prior to the Expiration Date in their sole discretion.

   16.  Certain Legal Matters and Regulatory Approvals.

   General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Purchaser nor Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions, or that adverse consequences might not result to the business of the Company, Parent or Purchaser or that certain parts of the businesses of the

Company, Parent or Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action, or in the event that such approval was not obtained or such other action was not taken, any of which could cause Purchaser to elect
(subject to the terms of the Merger Agreement) to terminate the Offer without the purchase of the Shares thereunder. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 16.

   State Takeover Laws. A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

   In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated in, and has a substantial number of shareholders in, the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

   The Company is incorporated under the laws of Pennsylvania. The Pennsylvania Takeover Disclosure Law ("PTDL") purports to regulate certain attempts to acquire a corporation which (1) is organized under the laws of Pennsylvania or
(2) has its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for the Eastern District of Pennsylvania preliminarily enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. In addition,
Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files with the Pennsylvania Securities Commission ("PSC") a copy of the Schedule TO and certain other information and materials, including an undertaking to notify securityholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC's principal office during business hours. The Company's Board of Directors has approved the transactions contemplated by the Merger Agreement and recommended acceptance of the Offer and the Merger to the Company's shareholders. In addition, Purchaser has filed a notice with the PSC under
Section 8(a) of the PTDL which contains substantial additional information about the Offer, including a copy of Purchaser's Schedule TO as filed with the Commission. This notice is available for inspection during normal business hours at the PSC's offices at 1010 N. Seventh Street, Harrisburg, Pennsylvania 17102-1410.

   Chapter 25 of the BCL contains other provisions relating generally to takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as the Company that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a "registered corporation"). The following discussion is a general and highly abbreviated summary of certain features of Chapter 25, is not intended to be complete or to address further potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of the BCL. The Company is a registered corporation which has not opted out of the anti-takeover provisions of the BCL.

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   In addition to other provisions not applicable to the Offer or the Merger,
Section 2538 of the BCL requires approval of a merger of a registered corporation with an "interested shareholder," by the affirmative vote of the shareholders entitled to cast at least a majority of the votes that all shareholders other than the interested shareholder are entitled to cast with respect to the transaction without counting the votes of the interested shareholder. This disinterested shareholder approval requirement is not applicable to a transaction (i) approved by a majority of disinterested directors, (ii) in which the consideration to be received by shareholders is not less than the highest amount paid by the interested shareholder in acquiring his shares or (iii) effected without submitting the merger to a vote of shareholders as permitted in Section 1924(b)(1)(ii) of the BCL. On December 18, 2001, the Company's Board of Directors approved the terms of the Offer and of the proposed Merger, which contemplates a payment for Shares in the Merger equal to the amount paid for Shares in the Offer, and the proposed Merger will be effected pursuant to Section 1924 (b)(1)(ii) of the BCL.

   Subchapter 25E of the BCL, which addresses "control transactions," requires under certain circumstances that any person who acquires at least 20% of the voting power of a registered corporation (the "controlling person") must offer to purchase up to the balance of the voting shares of the corporation at the price determined in accordance with the statute, which may not be less than the highest price per share paid by the controlling person at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any value payable for acquisition of control of the corporation, that may not be reflected in such price. However a person is not considered a "controlling person" if voting power over "control shares" within the meaning of Subchapter 25G of the BCL (which is discussed further below) is required to reach the 20% minimum and such "control shares" have not yet been accorded voting rights under the procedures described in Subchapter 25G. Because the Shares to be acquired by the Purchaser pursuant to the Offer are likely to be "control shares" within the meaning of Subchapter 25G and the Purchaser does not anticipate seeking to have voting rights accorded to those Shares pursuant to Subchapter 25G, holders of Shares not acquired pursuant to the Offer are not expected to have any right to require the Purchaser to purchase their Shares pursuant to Subchapter 25E.

   Subchapter 25F of the BCL prohibits under certain circumstances certain "business combinations," including mergers and sales or pledges of significant assets, of a registered corporation with an "interested shareholder." An "interested shareholder" includes a shareholder who is the beneficial owner of 20% or more of the shares entitled to vote in an election of directors. At the time of the Merger, the Purchaser will be an "interested shareholder" within the meaning of this Subchapter, because of its acquisition of Shares in the Offer. Subchapter 25F provides an exception for a "business combination" approved by the board of directors prior to the interested shareholder's share acquisition date, or where the purchase of the shares by the interested shareholder on the share acquisition date has been approved by the board of directors prior to the interested shareholder's share acquisition date. On December 18, 2001, the Company's Board of Directors approved the Merger Agreement.

   Subchapter 25G of the BCL, relating to "control-share acquisitions," prevents under certain circumstances the owner of a control-share block of shares of a registered corporation from voting such shares unless a majority of both the "disinterested" shares and all voting shares approve such voting rights. The Purchaser's purchase of Shares pursuant to the Offer is likely to constitute a control share acquisition, with the result that Purchaser would not have voting rights with respect to such Shares unless such voting rights are accorded by a disinterested shareholder vote. Following the acquisition of 80% or more of the Shares by the Purchaser, no vote of the shareholders of the Company will be required to effect the proposed Merger pursuant to Section 1924(b)(1)(ii) of the BCL.

   Subchapter 25H of the BCL, relating to disgorgement by certain controlling shareholders of a registered corporation following attempts to acquire control, provides that under certain circumstances any profit realized by a controlling person from the disposition of shares of the corporation to any person (including to the corporation under Subchapter 25G or otherwise) will be recoverable by the corporation.

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   Subchapter 25I and Subchapter 25J of the BCL provide certain protections under certain circumstances to employees of a registered corporation that is subject to a "control-share acquisition" or "business combination transaction," respectively. However, neither Subchapter 25I nor Subchapter 25J is applicable unless there has been a control share acquisition within the meaning of Subchapter 25G and voting rights have been accorded to the control shares pursuant to the provisions of Subchapter 25G. As a result, Subchapter 25I and Subchapter 25J should not apply to the consummation of the Offer and the Merger.

   Section 2504 of the BCL provides that the applicability of Chapter 25 of the BCL to a registered corporation having a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act or otherwise satisfying the definition of a registered corporation under
Section 2502(l) of the BCL shall terminate immediately upon the termination of the status of the corporation as a registered corporation. The Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of the registration of the Shares are met.

   The Purchaser does not believe that the antitakeover laws and regulations of any state other than the Commonwealth of Pennsylvania will by their terms apply to the Offer, and, except as set forth above with respect to the BCL, the Purchaser has not attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See
Section 15, "Certain Conditions of the Offer."

   Antitrust. Under the HSR Act and the rules that have been promulgated thereunder, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied.

   Purchaser and Parent understand that no filing is necessary under the HSR Act in connection with the Offer or the Merger and no filing will be made in connection with such transactions. A filing will be made by the Company in connection with the sale of assets to the Asset Buyer pursuant to the Asset Purchase Agreement. Although no filing is being made in connection with the Offer or the Merger, the FTC and the Antitrust Division may nevertheless scrutinize the transactions described herein before or after the purchase by Purchaser of Shares pursuant to the Offer. Either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser or the divestiture of substantial assets of Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

   Margin Credit Regulations. Federal Reserve Board Regulations T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

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   17.  Fees and Expenses.  Georgeson Shareholder Securities Corporation is
acting as Dealer Manager in connection with the Offer and serving as financial advisor to Parent and Purchaser in connection with the acquisition of the Company for which services the Dealer Manager will receive approximately $100,000 as compensation. Parent and Purchaser will also reimburse the Dealer Manager for all its reasonable expenses incurred in connection with its engagement, including reasonable attorneys' fees, and have also agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   Purchaser has also retained Georgeson Shareholder Communications Inc. to act as the Information Agent and Mellon Investor Services LLC to act as the Paying Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee shareholders to forward the Offer materials to beneficial owners. The Information Agent will receive a base fee of approximately $15,000 as compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. Purchaser and Parent have also agreed to indemnify the Information Agent and the Paying Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

   Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Dealer Manager, the Information Agent and the Paying Agent). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

   18. Miscellaneous. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of Shares whose names appear on the Company's shareholder list and all beneficial holders of Shares on whose behalf the name of a broker, dealer, commercial bank, trust company, nominee or similar person appears on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction that are engaged for such purpose by the Dealer Manager.

   Purchaser and Parent have filed with the Commission a Schedule TO (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in
Section 7 of this Offer to Purchase.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                      54

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                                                                      Exhibit A
                      PENNSYLVANIA CONSOLIDATED STATUTES
            TITLE 15.  CORPORATIONS AND UNINCORPORATED ASSOCIATIONS
                            PART II.  CORPORATIONS
                       SUBPART B.  BUSINESS CORPORATIONS
             ARTICLE B.  DOMESTIC BUSINESS CORPORATIONS GENERALLY
             CHAPTER 15.  CORPORATE POWERS, DUTIES AND SAFEGUARDS
                       SUBCHAPTER D.  DISSENTERS RIGHTS

(S) 1571.   Application and effect of subchapter

   (A) GENERAL RULE.--Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

      Section 1906(c) (relating to dissenters rights upon special treatment).

      Section 1930 (relating to dissenters rights).

      Section 1931(d) (relating to dissenters rights in share exchanges).

      Section 1932(c) (relating to dissenters rights in asset transfers).

      Section 1952(d) (relating to dissenters rights in division).

      Section 1962(c) (relating to dissenters rights in conversion).

      Section 2104(b) (relating to procedure).

      Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

      Section 2325(b) (relating to minimum vote requirement).

      Section 2704(c) (relating to dissenters rights upon election).

      Section 2705(d) (relating to dissenters rights upon renewal of election).

      Section 2904(b) (relating to procedure).

      Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

      Section 7104(b)(3) (relating to procedure).

   (B) EXCEPTIONS.--

      (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

          (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

          (ii) held beneficially or of record by more than 2,000 persons.

      (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

          (i) (Repealed.)

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

          (ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

          (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

      (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (C) GRANT OF OPTIONAL DISSENTERS RIGHTS.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

   (D) NOTICE OF DISSENTERS RIGHTS.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

      (1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

      (2) a copy of this subchapter.

   (E) OTHER STATUTES.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

   (F) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.--This subchapter may not be relaxed by any provision of the articles.

   (G) COMPUTATION OF BENEFICIAL OWNERSHIP.--For purposes of subsection
(b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

   (H) CROSS REFERENCES.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

(S) 1572.  Definitions

   The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

   "CORPORATION." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

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   "DISSENTER." A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

   "FAIR VALUE." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

   "INTEREST." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

   "SHAREHOLDER." A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

(S) 1573.  Record and beneficial holders and owners

   (A) RECORD HOLDERS OF SHARES.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (B) BENEFICIAL OWNERS OF SHARES.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

(S) 1574.  Notice of intention to dissent

   If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

(S) 1575.  Notice to demand payment

   (A) GENERAL RULE.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

      (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

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      (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

      (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

      (4) Be accompanied by a copy of this subchapter.

   (B) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

(S) 1576.  Failure to comply with notice to demand payment, etc.

   (A) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

   (B) RESTRICTION ON UNCERTIFICATED SHARES.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

   (C) RIGHTS RETAINED BY SHAREHOLDER.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

(S) 1577.  Release of restrictions or payment for shares

   (A) FAILURE TO EFFECTUATE CORPORATE ACTION.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

   (B) RENEWAL OF NOTICE TO DEMAND PAYMENT.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

   (C) PAYMENT OF FAIR VALUE OF SHARES.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

      (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

      (2) A statement of the corporation's estimate of the fair value of the shares.

      (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

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

   (D) FAILURE TO MAKE PAYMENT.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

(S) 1578.  Estimate by dissenter of fair value of shares

   (A) GENERAL RULE.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

   (B) EFFECT OF FAILURE TO FILE ESTIMATE.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

(S) 1579.  Valuation proceedings generally

   (A) GENERAL RULE.--Within 60 days after the latest of:

      (1) effectuation of the proposed corporate action;

      (2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

      (3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

   (B) MANDATORY JOINDER OF DISSENTERS.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

   (C) JURISDICTION OF THE COURT.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

   (D) MEASURE OF RECOVERY.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

   (E) EFFECT OF CORPORATION'S FAILURE TO FILE APPLICATION.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

(S) 1580.  Costs and expenses of valuation proceedings

   (A) GENERAL RULE.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

   (B) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

   (C) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

                                  SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                                 THE OFFERORS

   1. Directors and Executive Officers of Purchaser. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of Purchaser and certain other information are set forth below. All directors and executive officers listed below are citizens of the United States.

                          Present Principal Occupation or Employment and Material Occupations, Positions, Offices
    Name and Address                           or Employment Held During The Last Five Years
    ----------------      ---------------------------------------------------------------------------------------
James Haber..............    Mr. Haber has served as the sole director, President, Secretary and Treasurer of
 950 Third Avenue            the Purchaser since its incorporation in August of 2001. Mr. Haber has also
 23rd Floor                  served as sole director, President, Secretary and Treasurer of The Diversified
 New York, New York 10022    Group Incorporated, since founding that company in 1992. He also serves as a director and/or officer of a number of entities affiliated with The Diversified
                             Group Incorporated.

Irwin Rosen..............    Mr. Rosen has served as Vice President of the Purchaser since its incorporation
 950 Third Avenue            in August of 2001. Mr. Rosen has also served as an officer of The Diversified
 23rd Floor                  Group Incorporated since 1992 and has served as a director and/or officer of a
 New York, New York 10022    number of entities affiliated with The Diversified Group Incorporated.

   2. Directors and Executive Officers of Parent and Manager. The name, business address, present principal occupation or employment and material occupations, positions, offices or employment during the last five years of each director and executive officer of Manager and certain other information are set forth below. All directors and executive officers listed below are citizens of the United States.

                          Present Principal Occupation or Employment and Material Occupations, Positions, Offices
    Name and Address                           or Employment Held During The Last Five Years
    ----------------      ---------------------------------------------------------------------------------------
James Haber..............     Mr. Haber is a director of Ironbridge Holding Corp., the manager of Parent,
 950 Third Avenue             and has served as the President, Secretary and Treasurer of Ironbridge Holding
 23rd Floor                   Corp. since its incorporation in August of 2001. Mr. Haber has also served as
 New York, New York 10022     sole director, President, Secretary and Treasurer of The Diversified Group
                              Incorporated, since founding that company in 1992. He also serves as a director and/or officer of a number of entities affiliated with The Diversified
                              Group Incorporated.

Irwin Rosen..............     Mr. Rosen has served as a director and Vice President of Ironbridge Holding
 950 Third Avenue             Corp., the manager of Parent, since its incorporation in August of 2001.
 23rd Floor                   Mr. Rosen has also served as an officer of The Diversified Group Incorporated
 New York, New York 10022     since 1992 and has served as a director and/or officer of a number of entities affiliated with The Diversified Group Incorporated.

   Parent is managed solely through Manager and does not have its own directors, officers or other managers.

   The 2001 Haber Family Trust is an irrevocable trust organized under the laws of the State of Wyoming pursuant to a Trust Agreement dated as of August 28, 2001 by and between James Haber, as grantor, and Fiduciary Management Services, Inc., a Wyoming corporation, as trustee, and does not have directors, officers or other managers.

   During the last five years, none of the Offerors or, to the best knowledge of the Offerors, any of the persons listed on this Schedule I to the Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial of administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

   The Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each holder of Shares or such holder's broker, dealer, commercial bank, trust company or other nominee to the Paying Agent as follows:

                      The Paying Agent for the Offer is:

                         Mellon Investor Services LLC


                By First Class Mail:      By Overnight Courier or
                                              Certified Mail:
              Mellon Investor Services   Mellon Investor Services
                         LLC                        LLC
              Reorganization Department  Reorganization Department
                Post Office Box 3301        85 Challenger Road
              South Hackensack, NJ 07606     Mail Drop-Reorg.
                                         Ridgefield Park, NJ 07660
                      By Hand:             Facsimile No.: (201)
              Mellon Investor Services           296-4293
                         LLC
              Reorganization Department     Confirm Receipt of
              120 Broadway, 13th Floor    Facsimile By Telephone:
                 New York, NY 10271           (201) 296-4860

   Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent or the Dealer Manager and will be furnished promptly at Purchaser's expense. A holder of Shares may also contact his, hers or its broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                          [LOGO] Georgeson Shareholder
                          17 State Street, 10th Floor
                           New York, New York 10004

                     Banks & Brokers Call: (212) 440-9800
                   All Others Call Toll-Free: (866) 468-0553

                     The Dealer Manager for the Offer is:
                    [LOGO] Georgeson Shareholder Securities
                 Georgeson Shareholder Securities Corporation
                          17 State Street, 10th Floor
                           New York, New York 10004

                                (212) 440-9800
                                (800) 445-1790